UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

CONSTELLATION BRANDS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ANNUAL MEETING OF STOCKHOLDERS

May 26, 2016

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Constellation Brands, Inc. in the Callahan Theater at the Nazareth College Arts Center, 4245 East Avenue, Rochester, New York 14618, on Wednesday, July 20, 2016 at 11:00 a.m. (EDT). The Arts Center doors will open at approximately 10:30 a.m.

The Nazareth College Arts Center is located on the campus of Nazareth College in the Town of Pittsford, New York. Parking is available in Parking Lot A off South Campus Drive.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe in detail the matters expected to be acted upon at the meeting. Also provided is the Company’s Annual Report to stockholders, consisting of the Company’s 2016 Summary Annual Report and Annual Report on Form 10-K for the fiscal year ended February 29, 2016, that contains important business and financial information regarding the Company.

We hope you are able to attend this year’s Annual Meeting.

Very truly yours,

RICHARD SANDS

Chairman of the Board

Notice of Annual Meeting of Stockholders and Proxy Statement

Date/Time	Wednesday, July 20, 2016 at 11:00 a.m. (EDT)

Location	Nazareth College Arts Center The Callahan Theater 4245 East Avenue Rochester, NY 14618

Items of Business	1. Elect as directors the ten (10) nominees named in the Proxy Statement;
2. Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2017;
3. Approve, by an advisory vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement; and
4. Transact such other business as may properly come before the meeting, and any adjournment or postponement.

Record Date	Holders of Class A Common Stock and Class B Common Stock as of the record date of May 23, 2016 are entitled to notice of and to vote on the matters listed in the Proxy Statement

This year we are pleased to save costs and help protect the environment by using the “Notice and Access” method of delivery. Instead of receiving paper copies of our proxy materials in the mail, this year many stockholders will receive an Important Notice Regarding the Availability of Proxy Materials, which provides an Internet website address where stockholders can access electronic copies of the proxy materials and vote. This website also has instructions for voting by telephone and for requesting paper copies of the proxy materials and proxy card(s).

Your vote is important to us, and we encourage you to vote your shares as soon as possible even if you plan to attend the Annual Meeting in person. You can vote in one of several ways:

Visit the website listed on your proxy card(s) or Notice to vote VIA THE INTERNET
Call the telephone number specified on your proxy card(s) or on the website listed on your Notice to vote BY PHONE
If you received paper copies of your proxy materials in the mail, sign, date and return your proxy card(s) in the enclosed envelope to vote BY MAIL
Attend the meeting to vote IN PERSON

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on July 20, 2016: This Proxy Statement and the Company’s Annual Report to stockholders, consisting of the Company’s 2016 Summary Annual Report and Annual Report on Form 10-K for the fiscal year ended February 29, 2016, are available on the Investors page of our website at www.cbrands.com/investors.

BY ORDER OF THE BOARD OF DIRECTORS

DAVID S. SORCE, Secretary

i

CONSTELLATION BRANDS, INC.

207 High Point Drive, Building 100

Victor, New York 14564

PROXY STATEMENT

ANNUAL MEETING INFORMATION

This Proxy Statement is being furnished to the holders of the common stock of CONSTELLATION BRANDS, INC. (the “Company,” “we,” “our,” or “us”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”). The proxies are for use at the 2016 Annual Meeting of Stockholders of the Company and at any adjournment thereof (the “Meeting”). The Meeting will be held on Wednesday, July 20, 2016 at 11:00 a.m. (EDT) in the Town of Pittsford in the Callahan Theater at the Nazareth College Arts Center, 4245 East Avenue, Rochester, New York 14618.

This year we are delivering proxy materials to many stockholders via the Internet under the Securities and Exchange Commission’s (the “SEC”) “Notice and Access” rules, which will save costs and paper. Using this method of distribution, on or about June 3, 2016, we mailed an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) that contains basic information about our 2016 Annual Meeting of Stockholders and instructions on how to view all proxy materials, and vote electronically, on the Internet. If you receive the Notice and prefer to receive a paper or e-mail copy of the proxy materials, follow the instructions in the Notice for making this request, and the materials will be sent promptly to you via the preferred method. If you prefer to vote by phone, the website listed on the Notice (www.proxyvote.com) has instructions for voting by phone. If you received paper copies of our proxy materials in the mail, you may submit your proxy by properly executing and returning the proxy card(s) in the enclosed envelope(s). If you received paper copies of this year’s proxy materials by mail, you can elect to receive in the future an e-mail message that will provide a link to those documents on the Internet.

The shares represented by your proxy will be voted at the Meeting as directed by your proxy. You may revoke your proxy at any time before the proxy is exercised by delivering a written revocation to the Secretary of the Company or by submitting a proxy bearing a later date by telephone, via the Internet, or in writing. You may also revoke your proxy by voting in person at the Meeting.

The shares represented by your proxy will be voted FOR the election of each of the director nominees named herein (Proposal 1) unless you specifically withhold authority to vote for one or more of the director nominees. Further, unless you properly direct otherwise, the shares represented by your proxy will be voted FOR the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2017 (Proposal 2), and FOR the approval, by an advisory vote, of the compensation of the Company’s named executive officers as disclosed herein (Proposal 3).

As of the close of business on May 23, 2016 (the “Record Date”), the outstanding common stock of the Company consisted of Class A Common Stock, par value $.01 per share (“Class A Stock”), Class B Common Stock, par value $.01 per share (“Class B Stock”), and Class 1 Common Stock, par value $.01 per share (“Class 1 Stock”). Holders of Class 1 Stock have limited voting rights, and holders of Class A Stock and/or Class B Stock are entitled to vote on Proposals 1 through 3 described in this Proxy Statement. Stockholders who receive a proxy card for Class A Stock and a proxy card for Class B Stock must sign and return both proxy cards in accordance with their respective instructions or submit a proxy by telephone or via the Internet with respect to both Class A Stock and Class B Stock in order to ensure the voting of the shares of each class owned.

If your shares are owned directly in your name in an account with the Company’s stock transfer agent, Computershare Inc., you are considered the stockholder of record of those shares in your account. If your shares are held in an account with a broker or other nominee, you are considered a “beneficial” stockholder of those shares, which are held in “street name.” The broker or other nominee is considered the stockholder of record for those shares. As a beneficial owner, you have the right to instruct the broker or other nominee how to vote those shares.

If you are a stockholder of record, you may vote your shares of Class A Stock and/or Class B Stock at the Meeting by completing a ballot at the Meeting. If you are a beneficial stockholder and want to vote your shares of Class A Stock and/or Class B Stock in person at the Meeting, you must bring a signed legal proxy from your broker or other nominee giving you the right to vote the shares, which must be submitted with your ballot at the Meeting.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the mail, directors, officers, or regular employees of the Company, without extra compensation, may solicit proxies in person or by telephone, facsimile, Internet, or electronic mail. The Company has requested persons holding stock for others in their names or in the names of nominees to forward the proxy materials to the beneficial owners of such shares. If requested, the Company will reimburse such persons for their reasonable expenses in forwarding the proxy materials.

Voting Securities

The capital stock of the Company entitled to be voted at the Meeting that was outstanding as of the Record Date consisted of 177,136,548 shares of Class A Stock and 23,352,727 shares of Class B Stock. Each share of Class B Stock is convertible into one share of Class A Stock at any time at the option of the holder. Shares of Class 1 Stock have limited voting rights, and holders of Class 1 Stock are not entitled to vote on any of the proposals described in this Proxy Statement.

Only holders of record of Class A Stock and/or Class B Stock on the books of the Company at the close of business on the Record Date for determining eligibility to vote at the Meeting are entitled to notice of and to vote at the Meeting. Except as otherwise required by Delaware law, holders of Class A Stock and holders of Class B Stock will vote together as a single class on all matters other than the election of directors as set forth below. When holders of Class A Stock and holders of Class B Stock vote together as a single class, each holder of Class A Stock is entitled to one (1) vote for each share of Class A Stock registered in such holder’s name, and each holder of Class B Stock is entitled to ten (10) votes for each share of Class B Stock registered in such holder’s name. Therefore, holders of Class A Stock are entitled to cast a total of 177,136,548 votes for proposals at the Meeting and holders of Class B Stock are entitled to cast a total of 233,527,270 votes for proposals at the Meeting.

Holders of shares representing a majority of the outstanding aggregate voting power of Class A Stock and Class B Stock, present at the Meeting in person or by proxy, will constitute a quorum. Shares represented by proxies marked as abstentions will be counted toward determining the presence of a quorum. “Broker non-votes” occur when brokers or other nominees submit proxies relating to shares held in “street name” that they may vote with respect to at least one of, but not all, the matters to be considered at the Meeting because they have not received instructions from the respective beneficial owners of the shares. Shares with respect to which broker non-votes occur would be counted as shares present for purposes of determining whether a quorum is present at the Meeting. Under the rules of the New York Stock Exchange (“NYSE”), brokers and nominees will not be permitted to vote with respect to Proposals 1 and 3 without receiving direction from the beneficial owners of the Class A Stock or Class B Stock held by such broker or nominee; however, authorized brokers and nominees will be permitted to vote with respect to Proposal 2 without receiving such direction. Accordingly, the Company may receive broker non-votes with respect to Proposals 1 and 3, but does not expect to receive broker non-votes with respect to Proposal 2 unless one or more beneficial owners have withheld discretionary authority from their respective brokers or nominees.

Under Delaware law and the Company’s certificate of incorporation and by-laws, directors are elected by a plurality of the votes cast (the highest number of votes cast) by the holders of the shares entitled to vote, and actually voting, in person or by proxy. Pursuant to the Company’s certificate of incorporation and based on the number of shares of Class A Stock and Class B Stock that were outstanding on the Record Date, holders of Class A Stock, voting as a separate class, are entitled to elect one-fourth of the number of directors to be elected at the Meeting (rounded up to the next number if the total number of directors to be elected is not evenly divisible by four). Holders of Class A Stock and holders of Class B Stock, voting as a single class, are entitled to elect the remaining number of directors to be elected at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share. Since the Board nominated ten (10) directors, holders of Class A Stock will be entitled to elect three (3) directors and holders of Class A Stock and holders of Class B Stock, voting as a single class, will be entitled to elect seven (7) directors. Because the directors are elected by a plurality of the votes cast in each election, votes that are withheld (including broker non-votes) will not affect the outcome of the elections.

The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2017 (Proposal 2) and the approval, by an advisory vote, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (Proposal 3) each requires the affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting. With respect to these proposals, holders of Class A Stock and holders of Class B Stock are entitled to vote as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share. Abstentions will have the effect of negative votes. However, because broker non-votes, if any, are not considered entitled to vote, they will not affect the outcome of these votes.

Stockholder Proposals for the 2017 Annual Meeting

In order for any stockholder proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 to be included in our Proxy Statement to be issued in connection with our 2017 Annual Meeting of Stockholders, such proposal must be received by us no later than February 3, 2017 and otherwise comply with the requirements of Rule 14a-8.

Any notice of a proposal submitted outside the processes of Rule 14a-8 which a stockholder intends to bring forth at our 2017 Annual Meeting of Stockholders must comply with the provisions of our by-laws. Any such notice will be untimely for purposes of our by-laws if it is received by us after February 3, 2017. See the heading “The Board of Directors and Committees of the Board” and the subheading “Corporate Governance Committee” for information regarding submission of a director nomination for consideration by the Corporate Governance Committee.

All such communications regarding the 2017 Annual Meeting of Stockholders must be provided in writing and be directed to the attention of the Company’s Secretary, Constellation Brands, Inc., 207 High Point Drive, Building 100, Victor, New York 14564.

If we receive a notice after February 3, 2017, then the notice is untimely and we will not have an obligation to present the proposal at the 2017 Annual Meeting of Stockholders. If the Company chooses to present a proposal that a stockholder submits other than pursuant to Rule 14a-8 at the 2017 Annual Meeting of Stockholders, then the person(s) appointed by the Board and named in the proxies for the 2017 Annual Meeting of Stockholders may exercise discretionary voting power with respect to that proposal.

CORPORATE GOVERNANCE

The Board of Directors and Committees of the Board

Board Leadership Structure

Our Board of Directors’ Corporate Governance Guidelines provide that there is no pre-determined policy as to whether or not the roles of Chairman of the Board and Chief Executive Officer should be separate and, if the roles are to be separate, whether or not the Chairman of the Board should be a non-management director. If the Chief Executive Officer serves as Chairman of the Board or if there is a separate Chairman of the Board who is also a member of management, our Corporate Governance Guidelines provide for the designation of one of the independent directors as lead director. The lead director schedules and presides at executive sessions of non-management directors (and, if any non-management director is not independent, executive sessions of independent directors). As required, the lead director also facilitates communication between other members of the Board and the Chairman of the Board or the Chief Executive Officer. Since our Chairman of the Board, Mr. Richard Sands, serves as a member of management, a lead director has been designated. Currently, Mr. Locke serves in this capacity. Our Corporate Governance Guidelines provide that there is no fixed schedule for the rotation of the lead director, although rotation may be desirable from time to time. We believe this structure is appropriate as it provides us with a Chairman who is a significant stockholder and has provided over 36 years of service to us, including over 13 years of service as Chief Executive Officer; a current Chief Executive Officer who is also a significant stockholder and has provided over 30 years of service to us in a variety of roles, including approximately nine years of service as Chief Executive Officer; as well as an independent lead director to oversee executive sessions of the Board and to facilitate communications as necessary among management and non-management directors.

Risk Oversight

The Board oversees the management of risks inherent in the operation of our business, with a focus on the most significant risks that we face. The Board performs this oversight role at multiple levels. In connection with its oversight of our strategic direction as well as operations of our beer and wine and spirits divisions and corporate functions, the Board considers and addresses the primary risks associated with those strategic plans, divisions and functions on a macro level. In addition, each Board committee addresses the risks specific to the function of that committee. For example, the Board committees address the following risks:

•

As part of its oversight responsibilities, the Audit Committee reviews and assesses our major financial risk exposures and the manner in which such risks are being monitored and controlled. The Audit Committee also monitors the Company’s compliance with legal and regulatory requirements.

•

As part of its oversight of executive compensation matters, the Human Resources Committee reviews our executive and non-executive compensation programs and practices as they relate to risk management practices and risk-taking incentives. In April 2016, this committee received a report from its independent compensation consultant analyzing our executive compensation programs for potential risks created by such programs, as well as the design elements in our programs that mitigate any such risks. The committee also received a comparable report with respect to our non-executive compensation programs prepared by the Human Resources Department. This committee’s review process did not identify any compensation-related risks that it considered reasonably likely to have a material adverse effect on us. The committee reached this conclusion after considering a number of features of our compensation programs that are designed to mitigate risk, including but not limited to: (i) a mix of cash and equity compensation; (ii) a mix of short-term and long-term compensation; (iii) annual short-term incentive compensation that is dependent upon our performance against multiple performance metrics; (iv) a mix of equity awards, including performance share units (for all named executive officers other than the Chairman of the Board); and (v) our significant stock ownership guidelines.

•

As part of its general duty to shape our corporate governance and related activities, the Corporate Governance Committee oversees risks related to our governance structure and processes. It also administers our related person transaction policy, and as part of that administration process, oversees our processes for mitigating any risks in such transactions.

We have created a management committee named the Risk Management Oversight Committee. This committee is comprised of members of management whose job functions relate to a wide variety of risk-sensitive areas, including operations, internal audit, finance, accounting, legal, and information technology. The committee meets periodically for the purposes of identifying and assessing risks that we face and developing and implementing processes and procedures to manage, mitigate, or otherwise address identified risks. To facilitate the Board’s and the Board committees’ oversight functions as they relate to risk issues, the Risk Management Oversight Committee periodically reports to, and receives comments from, the Board and the Audit Committee.

Director Independence

The Board adopted and reviews on an annual basis the Board of Directors’ Corporate Governance Guidelines containing categorical standards for determining director independence. These standards, which were most recently revised on October 1, 2014, are designed to satisfy the applicable requirements of the SEC and the NYSE. The Board of Directors’ Corporate Governance Guidelines, including the categorical standards, are available on our website at www.cbrands.com/investors/corporate-governance.

The Board has affirmatively determined that each current member of the Board, other than Mr. Robert Sands and Mr. Richard Sands, meets the categorical standards set by the Board to qualify as an independent director. Therefore, each director, other than Mr. Robert Sands and Mr. Richard Sands, is independent, and a majority of the members of the current Board are independent. The Board also previously determined during Ms. Hauswald’s and Mr. Zupan’s terms on the Board (which ended on July 22, 2015), that each met the same standards and qualified as independent directors.

As part of its oversight of director independence, the Board has considered the following relationships. Mr. Locke serves as Senior Counsel to our principal outside counsel, Nixon Peabody LLP, and as an uncompensated director of Friends of the Constellation Brands-Marvin Sands Performing Arts Center, Inc. (“CMAC”). CMAC is a registered New York charity to which we make payments for naming rights and for food and entertainment at CMAC events. Several of our employees, including Mr. Richard Sands, serve as uncompensated officers or directors or otherwise volunteer their time at CMAC. During fiscal 2016, we also made small in-kind donations to this charity. Also during fiscal 2016 we had arms’ length transactions with Cott Corporation, where Mr. Fowden serves as Chief Executive Officer, consisting of the receipt of packaging services by us and sales of bulk vodka and grape seed extract to Cott Corporation. Also during fiscal 2016, we had arms’ length transactions with Frontier Communications Corporation, where Mr. McCarthy serves as Chief Executive Officer, consisting of the receipt of voice and data services by us. During fiscal 2016, we made small donations to the University of Rochester. Mr. Richard Sands serves as a member of the Board of Trustees of that university and our former director, Mr. Zupan, served as Professor of Economics and Public Policy and as Director of the Bradley Policy Research Center of the Simon Business School at the University of Rochester while he was a member of the Board. We also made small donations to the George Eastman Museum. Mr. Locke served as an uncompensated member of the Board of Trustees of that charity through July 2015. The Board considered these relationships and determined none are material relationships that would impair a director’s independence under our categorical standards of independence.

The non-management members of the Board, all of whom are independent, meet periodically in regularly scheduled sessions without management. Each member of the three standing Board committees is independent in accordance with the applicable requirements of the NYSE listing standards, the SEC, and the categorical standards of independence contained within our Board of Directors’ Corporate Governance Guidelines.

Board and Committee Meetings and Committee Membership

During fiscal 2016, the Board of Directors met six times. All of our incumbent directors attended at least 75% of the total number of meetings held by the Board and each committee of the Board on which he or she served during his or her period of service. Our directors are expected to attend each annual meeting of stockholders, and eight of the nine directors who were at that time standing for re-election attended our 2015 Annual Meeting of Stockholders.

The following table lists our three standing Board committees, the directors who currently serve on them, and the number of committee meetings held in fiscal 2016. Each committee operates under a written charter that was approved by the Board and is available on our website at www.cbrands.com/investors/corporate-governance.

Audit	Human Resources	Corporate Governance
Mr. Fromberg (1)	Mr. Fowden (2)	Mr. Fowden
Mr. Hanson (4)	Mr. Hernández	Mr. Fromberg
Mr. McCarthy (4)	Mr. Wandell	Mr. Locke (3)
Ms. Schmeling (4)
Number of meetings held in fiscal 2016
6	5	3

(1) Chairman and audit committee financial expert	(3) Chairman and lead director
(2) Chairman	(4) Audit Committee financial expert

All directors, including committee chairs, served on the respective committees listed above for the entire 2016 fiscal year, except as follows:

•	Audit Committee – Ms. Hauswald’s and Mr. Zupan’s service ended with their discontinued service on the Board as of July 22, 2015; Messrs. Hanson and McCarthy were added on July 22, 2015.

•	Human Resources Committee – Mr. Hanson rotated off as of July 22, 2015.

•	Corporate Governance Committee – Ms. Hauswald’s service ended with her discontinued service on the Board as of July 22, 2015.

Audit Committee

This committee performs the Board’s oversight responsibilities as they relate to our accounting policies, internal controls, and financial reporting practices, including, among other things, the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, and the performance of our internal audit function and the independent registered public accounting firm. In addition, this committee maintains a line of communication between the Board and our financial management, internal auditors, and independent registered public accounting firm. The Board has determined that each member of the Audit Committee is (i) independent (as independence is determined for audit committee members under NYSE listing standards) and (ii) an audit committee financial expert. Additional information regarding the experience of each committee member is set forth under the heading “Director Nominees.” No committee member simultaneously serves on the audit committees of more than two other public companies.

Audit Committee Report

The following report shall not be deemed incorporated by reference in any filing under the federal securities laws by virtue of any general incorporation of this Proxy Statement by reference and shall not otherwise be treated as filed under the federal securities laws.

The Audit Committee of the Board provides oversight to our financial reporting process through periodic meetings with our independent registered public accounting firm, internal auditors, and management. Our management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and our internal control over financial reporting in accordance with the standards of the

Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee, in carrying out its role, relies on our senior management and independent registered public accounting firm.

In connection with the preparation and filing of our 2016 Form 10-K, the Audit Committee met, reviewed, and discussed with our management and with KPMG LLP, our independent registered public accounting firm, our audited financial statements and related disclosures and KPMG LLP’s evaluation of our internal control over financial reporting. Also, the Audit Committee discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16 as adopted by the Public Company Accounting Oversight Board relating to communications with audit committees.

In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board regarding communications with audit committees concerning independence. The Audit Committee also has discussed with KPMG LLP the independence of that firm as our independent registered public accounting firm. The Audit Committee has concluded that KPMG LLP’s provision of audit and non-audit services to us is compatible with KPMG LLP’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that our audited financial statements be included in our 2016 Form 10-K for filing with the SEC.

Audit Committee:

Barry A. Fromberg (Chair)

Robert L. Hanson

Daniel J. McCarthy

Judy A. Schmeling

Corporate Governance Committee

This committee functions as the nominating committee of the Board. The Corporate Governance Committee identifies individuals qualified to become Board members consistent with criteria and qualifications for membership approved by the Board and selects, or recommends that the Board select, director nominees for each annual meeting of stockholders. The Corporate Governance Committee advises the Board concerning the appropriate composition of the Board and its committees, develops and recommends corporate governance guidelines to the Board, and advises the Board regarding appropriate corporate governance practices and assists the Board in achieving them. Among other matters, this committee also makes recommendations to the Board with respect to an officer to be designated as Chief Executive Officer, a director to serve as Chairman of the Board, and, if applicable, an independent director to serve as lead director. In addition, this committee advises the Board with regard to compensation for the non-management directors and reviews related person transactions involving the Company and its directors and director nominees, executive officers, or significant stockholders.

The Corporate Governance Committee identifies potential director candidates from any outside advisors it may retain, as well as from other members of the Board, executive officers, and other contacts. The Corporate Governance Committee has from time to time engaged the services of an independent third-party search firm in order to assist it in identifying and evaluating potential director candidates who will bring to the Board specific skill sets as established by the Corporate Governance Committee.

The Corporate Governance Committee will also consider director nominations identified by our stockholders. Nominations by stockholders must be provided in a timely manner and must include sufficient biographical information so that the Corporate Governance Committee can appropriately assess the proposed nominee’s background and qualifications. In its assessment of potential candidates, the Corporate Governance Committee will review the candidate’s character, wisdom, judgment, ability to make independent analytical inquiries, business experiences, understanding of our business environment, acumen, and ability to devote the time and effort necessary to fulfill his or her responsibilities, all in the context of the perceived needs of the Board at that time. For a stockholder to have his or her candidate considered by the Corporate Governance Committee for inclusion as a director nominee at the 2017 Annual Meeting of Stockholders, stockholder submissions of candidates for nomination to the Board must be received in writing at our offices by the Company’s Secretary, Constellation Brands, Inc., 207 High Point Drive, Building 100, Victor, New York 14564 no later than February 3, 2017. Potential nominees recommended by a stockholder in accordance with these procedures will be considered and evaluated in the same manner as other potential nominees.

Pursuant to our Board of Directors’ Corporate Governance Guidelines, individual diversity as well as diversity in experience and areas of expertise are factors that are considered by the Corporate Governance Committee in its assessment of candidates. The Board, however, has not adopted any objective diversity-driven criteria or composition requirements. The Board seeks individuals having knowledge and experience in such disciplines as finance and accounting, international business, marketing, law, human resources, and consumer products. The Board also seeks individuals who bring unique and varied perspectives and life experiences to the Board. As such, the Corporate Governance Committee assists the Board by selecting or recommending director candidates who it believes will enhance the overall diversity of the Board.

Human Resources Committee

This committee functions as the compensation committee of the Board. In addition to satisfying the applicable independence requirements of the SEC and the NYSE and qualifying as independent under the Board of Directors’ Corporate Governance Guidelines, the members of the Human Resources Committee also meet the independence standards for “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, and are considered “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934.

This committee fulfills the Board’s responsibilities relating to the compensation of our executives, including the Chief Executive Officer, and engages an independent consultant to assist the committee in its review and analysis of executive compensation. Additionally, the Human Resources Committee monitors, among other matters, the following: our human resources policies and procedures as they relate to our goals and objectives and good management practices; our material policies and procedures which relate to compliance with pertinent human resources laws and regulations, the ethical conduct of the business as it relates to human resources matters, and the management of human resources capital; and our procedures and internal controls that relate to personnel administration, pay practices, and benefits administration. The Human Resources Committee is responsible for evaluating the performance of the Chief Executive Officer and approves each element of his compensation, as well as the compensation of our other executive officers. This committee also annually reviews with management the Compensation Discussion and Analysis and, as appropriate, recommends to the Board that it be included in our applicable filings with the SEC.

This committee presently oversees our Long-Term Stock Incentive Plan, Annual Management Incentive Plan, and 1989 Employee Stock Purchase Plan, and reviews our senior management development and succession plans as well as other important human resources issues. The Human Resources Committee has delegated to our Chief Human Resources Officer limited authority to grant equity awards (including stock options, restricted stock units (RSUs) and performance share units (PSUs)) to non-executive officer employees, subject to certain limitations on the aggregate annual value of such awards and the annual value of awards granted to an individual recipient. The Chief Human Resources Officer did not grant any equity awards under this or any prior delegation of authority in fiscal 2016.

The Role of Our Executive Officers

Executive officers, including the Chairman of the Board and the President and Chief Executive Officer, may make recommendations and provide information to, and answer questions from, the Human Resources Committee as it fulfills its responsibilities regarding executive compensation during each fiscal year. No executive officer has the authority to approve his compensation or to grant awards of equity compensation to himself or to any other executive officer.

The Role of the Independent Compensation Consultant

As discussed in the Compensation Discussion and Analysis and also under the subheading “Human Resources Committee,” the Human Resources Committee directly engaged Frederic. W. Cook & Co., Inc.

(“Cook”) to serve as its independent compensation consultant. The scope of services relating to fiscal 2016 executive compensation performed by Cook generally consisted of the following:

•

a competitive review of our executive compensation programs, including a review of current incentive programs, a peer group review, and an external market-check analysis (including pay-for-performance analysis);

•	Plan modification and design recommendations;
•	Updates on executive compensation trends and related regulatory rulemaking;
•	an executive compensation risk analysis;
•	a review of the 2016 Compensation Discussion and Analysis; and
•	additional consultant support as needed including review and comment on management proposals and attendance at committee meetings.

Cook also serves as the independent compensation consultant to the Corporate Governance Committee of the Board concerning compensation of the non-management directors. The Corporate Governance Committee has directly engaged Cook to assist with its review and recommendations concerning the non-management director compensation program for action by the Board in July 2016.

During fiscal 2016, Cook provided advice and recommendations on executive and director compensation and did not provide us with any additional services.

The Human Resources Committee has considered the independence of Cook, as required under NYSE listing rules. The committee has also considered the relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to Cook. Based on its reviews, the Human Resources Committee has not identified any conflicts of interest regarding the services of Cook or its employees.

Communications with the Board of Directors

Stockholders or other interested parties may arrange to communicate directly with the directors, the lead director, or the non-management directors as a group by writing to them in the care of the Board of Directors, Constellation Brands, Inc., 207 High Point Drive, Building 100, Victor, New York 14564. We will forward all such communications (other than unsolicited advertising materials). Stockholders or other interested parties may also communicate concerns via our 24-hour hotline as set forth in the policy regarding Communications from Stockholders or Other Interested Parties available on our website at www.cbrands.com/investors/corporate-governance.

Director Compensation

Our compensation program for non-management members of the Board currently runs on an annual cycle starting with the first Board meeting following the Annual Meeting of Stockholders and includes compensation in the form of cash, restricted stock or RSUs, and stock options.

The cash component of non-management director compensation currently consists of (i) an annual retainer of $70,000, payable in quarterly installments of $17,500, (ii) a Board meeting fee of $2,500 for each Board meeting attended, (iii) a committee meeting fee of $1,500 for each meeting attended, and (iv) an annual fee of $15,000 (payable in quarterly installments of $3,750) to the Chair of each committee.

Equity awards are another element of non-management director compensation. Each non-management director currently receives annually, if and as approved by the Board, a stock option grant and a restricted stock or RSU award. Under our current compensation program for non-management directors, (i) the annual stock option grant is not to exceed the number of option shares for Class 1 Stock obtained by dividing $140,000 by the closing price of a share of Class A Stock on the date of the grant and (ii) the annual restricted stock or RSU award is not to exceed the number of restricted shares or RSUs obtained by dividing $85,000 by the closing price of a share of Class A Stock on the date of grant. While the Board has the flexibility to determine at the time of each grant the vesting provisions for that grant, historically these stock option awards vest six months following the date of grant and these restricted stock or RSU awards vest one year following the date of grant. U.S. resident directors receive restricted stock and non-U.S. resident directors receive RSUs.

Consistent with this compensation program, on July 22, 2015 we granted a stock option award to purchase up to 1,172 shares of Class 1 Stock to each non-management director who then served on the Board. These awards reflected an exercise price of $119.37 per share, vesting on the six-month anniversary of the date of grant and a ten-year exercise period. In addition, on July 22, 2015 each U.S. resident non-management director who then served on the Board was also granted 712 restricted shares of Class A Stock. Mr. Hernández, a non-U.S. resident director, was granted 712 RSUs. On the date of these grants, the closing price of Class A Stock was $119.37 per share. Subject to applicable provisions in the award documents, the restricted stock or RSUs will vest on the one-year anniversary of the date of grant, or earlier in the event a director dies or becomes disabled, we undergo a change-in-control, or the director’s term expires without him or her being renominated other than for cause.

We reimburse our non-management directors for reasonable expenses incurred in connection with attending Board and Board committee meetings. We also provide our non-management directors with complimentary products having a value of up to $5,000 per calendar year.

We maintain a charitable matching program pursuant to which we will match donations by employees and directors up to $2,500 per person per fiscal year to charitable organizations focused on health, education, or the arts. Non-management directors are eligible to participate on the same terms as employees. During fiscal 2016, Messrs. Wandell and Zupan each had one donation matched by us under this program, $500 and $2,500 respectively.

Our current non-management directors are Mr. Fowden, Mr. Fromberg, Mr. Hanson, Mr. Hernández, Mr. Locke, Mr. McCarthy, Ms. Schmeling, and Mr. Wandell. The remaining two directors, Mr. Robert Sands and Mr. Richard Sands, who are also employees of the Company, receive no additional compensation for serving as directors.

The Board is expected to consider director compensation at a future Board meeting at which time the compensation paid to non-management directors may be modified. The Corporate Governance Committee advises the Board with regard to compensation of non-management directors. The Corporate Governance Committee has engaged Frederic W. Cook & Co., Inc. to assist with such matters during fiscal 2016 and fiscal 2017. Management personnel within the Human Resources Department support the Corporate Governance Committee and the Board in their work concerning non-management director compensation. Executive officers, including the Chairman of the Board and the President and Chief Executive Officer, may make recommendations or provide information to, or answer questions from, the Corporate Governance Committee and the Board regarding non-management director compensation.

Director Compensation in Fiscal 2016

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Jerry Fowden	112,000	84,991	40,024		237,015
Barry A. Fromberg	108,000	84,991	40,024		233,015
Robert L. Hanson	92,500	84,991	40,024		217,515
Jeananne K. Hauswald (5)	49,000	—	—		49,000
Ernesto M. Hernández	92,500	84,991	40,024		217,515
James A. Locke III	104,500	84,991	40,024		229,515
Daniel J. McCarthy (6)	54,250	84,991	40,024		179,265
Judy A. Schmeling	94,000	84,991	40,024		219,015
Keith E. Wandell	92,500	84,991	40,024	500	218,015
Mark Zupan (5)	46,000	—	—	2,500	48,500

(1)	This column reflects the following amounts earned during fiscal 2016: (i) the retainer for Board service, (ii) fees for Board and committee meeting attendance, and (iii) fees for serving as a committee Chair. In determining these amounts, partial year Board retainers and Chair fees have been prorated to the nearest whole month.

(2)	These amounts represent the full grant date fair value of awards of restricted stock and RSUs granted in fiscal 2016. This represents the aggregate amount that we expected to expense for such grants in accordance with FASB ASC Topic 718 over the grants’ respective vesting schedules. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. These amounts reflect our expected aggregate accounting expense for these awards as of the grant date and do not necessarily correspond to the actual values that will be expensed by us or realized by the directors. The aggregate number of shares of unvested restricted stock (or unvested RSUs in the case of Mr. Hernández) held at the end of fiscal 2016 was 712 shares/RSUs by each non-management director, except for Ms. Hauswald and Mr. Zupan who held no unvested shares/RSUs at the end of fiscal 2016.

(3)	These amounts represent the full grant date fair value of awards of stock options granted in fiscal 2016. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. Assumptions used in calculating these values may be found in Note 15 of our financial statements in our 2016 Form 10-K. All fiscal 2016 stock option awards to directors fully vested during fiscal 2016, and we completely expensed these awards during fiscal 2016. These amounts reflect our aggregate accounting expense for these awards in accordance with FASB ASC Topic 718 and do not necessarily correspond to the actual values that will be realized by the directors. The aggregate number of shares subject to stock option awards outstanding at the end of fiscal 2016 for each non-management director was: Mr. Fowden – 27,082; Mr. Fromberg – 49,846; Mr. Hanson – 6,834; Ms. Hauswald – 6,517; Mr. Hernández – 2,778; Mr. Locke – 51,188; Mr. McCarthy – 1,172; Ms. Schmeling – 6,834; Mr. Wandell – 16,869; and Mr. Zupan – 34,442.

(4)	The value of perquisites and other personal benefits provided to each of our non-management directors for fiscal 2016 was less than $10,000. The amounts reflected for each of Messrs. Wandell and Zupan represent a matching donation provided by the Company pursuant to a charitable matching program available to all U.S. employees and directors (as further described in the narrative description of director compensation immediately preceding this table).

(5)	Ms. Hauswald and Mr. Zupan concluded their service as directors upon expiration of their terms on July 22, 2015. During fiscal 2016, both directors received retainer payments totaling $35,000 each.

(6)	Mr. McCarthy joined the Board on July 22, 2015, the date of our 2015 Annual Meeting of Stockholders. During fiscal 2016, Mr. McCarthy received one-half of a quarterly retainer payment equaling $8,750 plus two full quarterly retainer payments totaling $35,000.

Beneficial Ownership

This section presents information concerning the beneficial ownership of our common stock by certain individuals, entities and groups. Determinations as to whether a particular individual, entity or group is the beneficial owner of our common stock have been made in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under Rule 13d-3, a person is deemed to be the beneficial owner of any shares as to which such person: (i) directly or indirectly has or shares voting power or investment power, or (ii) has the right to acquire such voting or investment power within sixty (60) days through the exercise of any stock option or other right. The fact that a person is the beneficial owner of shares for purposes of Rule 13d-3 does not necessarily mean that such person would be the beneficial owner of securities for other purposes. The percentages of beneficial ownership reported in this section were calculated on the basis of 177,136,548 shares of Class A Stock, 23,352,727 shares of Class B Stock, and 2,000 shares of Class 1 Stock outstanding as of the close of business on May  23, 2016, subject to adjustment as appropriate in each particular case in accordance with Rule 13d-3.

Beneficial Security Ownership of More Than 5% of the Company’s Voting Common Stock

The following tables present information, as of May 23, 2016 (except the information relating to those certain entities described in footnotes (10) through (12) to the tables is as of the dates disclosed in such footnotes and percentages are calculated assuming continued beneficial ownership at May 23, 2016), regarding the beneficial ownership of Class A Stock or Class B Stock by each person who is known to be the beneficial owner of more than 5% of such classes of stock. Many shares reported in the following tables for Robert Sands, our President and Chief Executive Officer, Richard Sands, our Chairman of the Board, and other Sands related beneficial owners are reflected more than once as many of those shares are held by various Sands related family investment vehicles and foundations in which more than one of the beneficial owners listed in the tables below serves as a partner, manager, trustee, director or officer. The information reported for the “stockholders group” in the tables and footnotes below effectively represents the aggregate shares beneficially owned by Messrs. Robert and Richard Sands and other Sands related beneficial owners without counting any shares more than once. This stockholders group beneficially owns an aggregate of 30,112,876 shares of Class A Stock and Class B Stock. The outstanding shares included in this number represent approximately 15% of the combined outstanding Class A Stock and Class B Stock and approximately 57% of the combined voting power of the outstanding Class A Stock and Class B Stock when voting together as a single class. Except as otherwise noted below, the address of each person or entity listed in the tables is c/o Constellation Brands, Inc., 207 High Point Drive, Building 100, Victor, New York 14564.

Class A Stock

	Amount and Nature of Beneficial Ownership
	Sole Power to Vote	Shared Power to Vote	Sole Power to Dispose	Shared Power to Dispose	Total Shares(1)		Percent of Class(1)
Name and Address of Beneficial Owner					Class A Only	If Class B Converted	Class A Only	If Class B Converted
Robert Sands	2,931,050(2)	861,634(3)	766,754(2)	861,634(3)	3,792,684	11,073,590	2.1%	6.0%
Richard Sands	2,467,280(4)	861,634(5)	133,378(4)	861,634(5)	3,328,914	10,636,156	1.9%	5.8%
Abigail Bennett (6)	58,030(7)	1,252,052(6)	1,310,082(7)	4,498,198(7)	5,808,280	28,392,485	3.3%	14.2%
Zachary Stern (6)	33,415	1,252,052(6)	33,415	—	1,285,467	9,298,179	0.7%	5.0%
A&Z 2015 Business Holdings LP (8)	—	1,252,052	—	1,252,052	1,252,052	9,264,764	0.7%	5.0%
Stockholders Group Pursuant to Section13(d)(3) of the Securities Exchange Act of 1934 (9)	—	7,512,016(9)	—	3,013,818(9)	7,512,016	30,112,876	4.2%	15.1%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055 (10)	9,760,953	—	11,264,084	—	11,264,084	NA	6.4%	NA
FMR LLC 245 Summer Street Boston, MA 02210 (11)	612,414	—	10,300,758	—	10,300,758	NA	5.8%	NA
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355 (12)	319,371	19,200	9,532,075	343,498	9,875,573	NA	5.6%	NA

Class B Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership					Percent of Class
	Sole Power to Vote	Shared Power to Vote	Sole Power to Dispose	Shared Power to Dispose	Total
Robert Sands	7,280,906(2)	—	—	—	7,280,906	31.2%
Richard Sands	7,307,242(4)	—	37,350(4)	—	7,307,242	31.3%
Abigail Bennett (6)	20,695(7)	8,012,712(6)	12,145,899(7)	10,438,306(7)	22,584,205	96.7%
Zachary Stern (6)	—	8,012,712(6)	—	—	8,012,712	34.3%
RES Business Holdings LP	—	5,300,000(13)	—	5,300,000(13)	5,300,000	22.7%
RSS Business Holdings LP	—	4,518,258(14)	—	4,518,258(14)	4,518,258	19.3%
A&Z 2015 Business Holdings LP (8)	—	8,012,712	—	8,012,712	8,012,712	34.3%
RCT 2015 Business Holdings LP	—	1,350,000(15)	—	1,350,000(15)	1,350,000	5.8%
RHT 2015 Business Holdings LP	—	1,350,000(16)	—	1,350,000(16)	1,350,000	5.8%
RSS 2015 Business Holdings LP	—	1,412,492(17)	—	1,412,492(17)	1,412,492	6.0%
Stockholders Group Pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934 (9)	—	22,600,860(9)	—	8,050,062(9)	22,600,860	96.8%

NA = Not Applicable

(1)	The numbers and percentages reported do not take into account shares of Class A Stock that can be received upon the conversion of shares of Class 1 Stock that can be purchased by exercising stock options that are exercisable on or within sixty (60) days after May 23, 2016 (the “Class 1 Option Shares”). These shares are not taken into account because, in accordance with the Company’s certificate of incorporation, any shares of Class A Stock issued upon conversion of shares of Class 1 Stock must be sold immediately in connection with the conversion and, therefore, cannot be held by the beneficial owner of the Class 1 Option Shares. However, the numbers of shares and percentages of ownership taking into account the shares of Class A Stock that can be received upon the conversion of Class 1 Option Shares are provided in footnotes where appropriate.

(2)

The reported shares of Class A Stock with respect to which Robert Sands has sole power to vote or dispose (i) include 13,100 shares of Class A Stock that will be received upon the vesting of restricted stock units on or within sixty (60) days after May 23, 2016 and 154,728 shares of Class A Stock held by family limited liability companies of which

Robert Sands is the general manager, and (ii) as noted in footnote (1), exclude 1,652,941 shares of Class A Stock that can be received upon conversion of Class 1 Option Shares. The reported shares of Class A Stock and Class B Stock over which Robert Sands has the sole power to vote include, as applicable, 1,350,000 shares of Class B Stock held by RCT 2015 Business Holdings LP and 1,412,492 shares of Class B Stock held by RSS 2015 Business Holdings LP, 4,518,258 shares of Class B Stock held by RSS Business Holdings LP, 156 shares of Class B Stock held by RSS Business Management LLC, and 2,164,296 shares of Class A Stock held by other family investment vehicles. The reporting of these shares as beneficially owned by Mr. Sands shall not be construed as an admission that Mr. Sands is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. If the shares of Class A Stock that can be received upon the conversion of Mr. Sands’ Class 1 Option Shares were included in the shares of Class A Stock beneficially owned by Mr. Sands, Mr. Sands would beneficially own a total of (i) 5,445,625 shares of Class A Stock, representing 3.0% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by Mr. Sands were not converted, and (ii) 12,726,531 shares of Class A Stock, representing 6.8% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by Mr. Sands were converted.

(3)	The reported shares are held by two family foundations where Robert Sands serves as a director and officer. The reporting of these shares as beneficially owned by Mr. Sands shall not be construed as an admission that Mr. Sands is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. The reported shares are also included in the shares reported as beneficially owned by Richard Sands and the stockholders group described in footnote (9). Amounts reflected in the tables above do not include 1,769 shares of Class A Stock owned by Robert Sands’ spouse. Mr. Sands disclaims beneficial ownership of such shares.

(4)	The reported shares of Class A Stock with respect to which Richard Sands has sole power to vote or dispose, as noted in footnote (1), exclude (i) 2,252,201 shares of Class A Stock that can be received upon conversion of Class 1 Option Shares, and (ii) an additional 165,069 shares of Class A Stock that can be received upon conversion of Class 1 Option Shares that would be acquirable within sixty (60) days after May 23, 2016, as discussed in footnote (3) of the table under the heading “Beneficial Security Ownership of Directors and Executive Officers.” The reported shares of Class A Stock and Class B Stock over which Richard Sands has the sole power to vote include, as applicable, 1,350,000 shares of Class B Stock held by RHT 2015 Business Holdings LP, 5,300,000 shares of Class B Stock held by RES Business Holdings LP and 2,333,902 shares of Class A Stock and 619,892 shares of Class B Stock held by another family partnership. The reporting of these shares as beneficially owned by Mr. Sands shall not be construed as an admission that Mr. Sands is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. If the shares of Class A Stock that can be received upon the conversion of Mr. Sands’ Class 1 Option Shares (including the 165,069 shares noted above) were included in the shares of Class A Stock beneficially owned by Mr. Sands, Mr. Sands would beneficially own a total of (i) 5,746,184 shares of Class A Stock, representing 3.2% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by Mr. Sands were not converted, and (ii) 13,053,426 shares of Class A Stock, representing 7.0% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by Mr. Sands were converted.

(5)	The reported shares are held by two family foundations where Richard Sands serves as a director and officer. The reporting of these shares as beneficially owned by Mr. Sands shall not be construed as an admission that Mr. Sands is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. The reported shares are also included in the shares reported as beneficially owned by Robert Sands and the stockholders group described in footnote (9). Amounts reflected in the tables above do not include 15,720 shares of Class A Stock owned by Richard Sands’ spouse. Mr. Sands disclaims beneficial ownership of such shares.

(6)	Abigail Bennett and Zachary Stern are the niece and nephew, respectively, of Robert Sands and Richard Sands. The reported shares of Class A Stock and Class B Stock over which Ms. Bennett and Mr. Stern each have shared power to vote represent 1,252,052 shares of Class A Stock and 8,012,712 shares of Class B Stock held by A&Z 2015 Business Holdings LP. The reporting of such shares as beneficially owned by Ms. Bennett and Mr. Stern shall not be construed as an admission that either of them is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. The reported shares are also included in the shares reported as beneficially owned by A&Z 2015 Business Holdings LP and the stockholders group described in footnote (9).

(7)

The reported shares of Class A Stock and Class B Stock over which Abigail Bennett has the sole power to vote and dispose include 20,615 shares of Class A Stock and 20,695 shares of Class B Stock held by family trusts of which Ms. Bennett is the investment and independent trustee. The amounts reflected as shares of Class A Stock and Class B Stock over which Ms. Bennett has the sole power to dispose also include 1,252,052 shares of Class A Stock and 8,012,712 shares of Class B Stock held by A&Z 2015 Business Holdings LP, 1,350,000 shares of Class B Stock held by RCT 2015 Business Holdings LP, 1,350,000 shares of Class B Stock held by RHT 2015 Business Holdings LP, and

1,412,492 shares of Class B Stock held by RSS 2015 Business Holdings LP. The reported shares of Class A Stock and Class B Stock over which Ms. Bennett has the shared power to dispose include 5,300,000 shares of Class B Stock held by RES Business Holdings LP, 4,518,258 shares of Class B Stock held by RSS Business Holdings LP, 156 shares of Class B Stock held by RSS Business Management LLC, and 4,498,198 shares of Class A Stock and 619,892 shares of Class B Stock held by other family investment vehicles. The reporting of all such shares as beneficially owned by Ms. Bennett shall not be construed as an admission that she is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. Certain of the reported shares are also included in the shares reported as beneficially owned by the entities mentioned above and the stockholders group described in footnote (9).

(8)	The general partner of A&Z 2015 Business Holdings LP is A&Z 2015 Business Management LLC. The shares held by A&Z 2015 Business Holdings LP are included in the number of shares beneficially owned by Zachary Stern, Abigail Bennett, and the stockholders group described in footnote (9).

(9)	The stockholders group, as reported, consists of Robert Sands, Richard Sands, and A&Z 2015 Business Holdings LP. The reporting of shares as beneficially owned by the stockholders group shall not be construed as an admission that an agreement to act in concert exists or that the stockholders group is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. The shares reported as beneficially owned by Robert Sands, Richard Sands, and A&Z 2015 Business Holdings LP are included in the shares reported as beneficially owned by the stockholders group. If the shares of Class A Stock that can be received upon the conversion of Robert Sands’ and Richard Sands’ Class 1 Option Shares were included in the shares of Class A Stock beneficially owned by the stockholders group, the stockholders group would beneficially own a total of (i) 11,417,158 shares of Class A Stock, representing 6.3% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by the stockholders group were not converted, and (ii) 34,018,018 shares of Class A Stock, representing 16.7% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by the stockholders group were converted. Certain shares of Class A Stock and Class B Stock were pledged as of May 23, 2016 as follows: (i) an aggregate of 1,900,000 shares of Class A Stock and 1,100,000 shares of Class B Stock were pledged to a financial institution to secure obligations of Sands family investment vehicles (the “Borrower”) under a credit facility, (ii) an aggregate of 2,303,322 shares of Class A Stock and 3,896,678 shares of Class B Stock were pledged to a second financial institution to secure obligations of the Borrower under a separate credit facility, (iii) an aggregate of 244,876 shares of Class A Stock and 1,350,000 shares of Class B Stock were pledged to a third financial institution to secure obligations of the Borrower under a separate credit facility, and (iv) an aggregate of 500,000 shares of Class B Stock were pledged to one additional financial institution to secure obligations of the Borrower under a separate credit facility. Except as noted above, all of these pledged shares are included in the shares reported as beneficially owned by the stockholders group. Subject to the terms of the various credit facilities, the number of shares of Class A Stock and Class B Stock pledged to secure the credit facilities may increase or decrease from time to time and may be moved by the applicable pledgors among the various financial institutions from time to time. In the event of noncompliance with certain covenants under the credit facilities, the financial institutions have certain remedies including the right to sell the pledged shares subject to certain protections afforded to the borrowers and pledgors.

(10)	Information concerning BlackRock, Inc. presented in the table is based solely on the information reported in Amendment 1 to the Schedule 13G of BlackRock, Inc. filed on January 26, 2016.

(11)	Information concerning FMR LLC presented in the table is based solely on the information reported in Schedule 13G of FMR LLC filed on February 12, 2016 (the “FMR Filing”). The number of shares equals the number of shares of Class A Stock reported to be beneficially owned by FMR LLC and Abigail P. Johnson. The FMR Filing indicates that each of FMR LLC and Ms. Johnson has sole dispositive power with respect to all 10,300,758 shares. The FMR Filing further indicates that FMR LLC has sole voting power with respect to 612,414 shares, and that Ms. Johnson does not have sole voting power with respect to any shares.

(12)	Information concerning The Vanguard Group, Inc. presented in the table is based solely on the information reported in Amendment 4 to the Schedule 13G of The Vanguard Group, Inc. filed on February 10, 2016.

(13)	The shares held by RES Business Holdings LP are included in the number of shares beneficially owned by Richard Sands, Abigail Bennett, and the stockholders group described in footnote (9). The general partner of RES Business Holdings LP is RES Business Management LLC. Assuming the conversion of Class B Stock beneficially owned by RES Business Holdings LP into Class A Stock, RES Business Holdings LP would beneficially own 5,300,000 shares of Class A Stock, representing 2.9% of the outstanding Class A Stock after such conversion.

(14)

The shares held by RSS Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Abigail Bennett, and the stockholders group described in footnote (9). The general partner of RSS Business Holdings LP is RSS Business Management LLC, which owns 156 shares of Class B Stock directly. Assuming the conversion of Class B Stock beneficially owned by RSS Business Holdings LP into Class A Stock, RSS Business Holdings LP would beneficially own 4,518,258 shares of Class A Stock, representing 2.5% of the outstanding Class A Stock after such conversion.

(15)	The shares held by RCT 2015 Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Abigail Bennett, and the stockholders group described in footnote (9). The general partner of RCT 2015 Business Holdings LP is RCT 2015 Business Management LLC. Assuming the conversion of Class B Stock beneficially owned by RCT 2015 Business Holdings LP into Class A Stock, RCT 2015 Business Holdings LP would beneficially own 1,350,000 shares of Class A Stock, representing 0.8% of the outstanding Class A Stock after such conversion.

(16)	The shares held by RHT 2015 Business Holdings LP are included in the number of shares beneficially owned by Richard Sands, Abigail Bennett, and the stockholders group described in footnote (9). The general partner of RHT 2015 Business Holdings LP is RHT 2015 Business Management LLC. Assuming the conversion of Class B Stock beneficially owned by RHT 2015 Business Holdings LP into Class A Stock, RHT 2015 Business Holdings LP would beneficially own 1,350,000 shares of Class A Stock, representing 0.8% of the outstanding Class A Stock after such conversion.

(17)	The shares held by RSS 2015 Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Abigail Bennett, and the stockholders group described in footnote (9). The general partner of RSS 2015 Business Holdings LP is RSS 2015 Business Management LLC. Assuming the conversion of Class B Stock beneficially owned by RSS 2015 Business Holdings LP into Class A Stock, RSS 2015 Business Holdings LP would beneficially own 1,412,492 shares of Class A Stock, representing 0.8% of the outstanding Class A Stock after such conversion.

Beneficial Security Ownership of Directors and Executive Officers

The Board has established guidelines for the minimum amounts of our common stock that our non-management directors and executive officers should beneficially own. These guidelines for stock ownership consider the length of a director’s tenure on the Board or an executive officer’s tenure as an executive officer. We allow individuals five years in which to reach the applicable ownership guideline. The ownership guidelines can be satisfied by the ownership of stock, vested stock options, unvested restricted stock, unvested restricted stock units, and unvested performance share units after the relevant performance period has been completed and the Human Resources Committee has certified the number of shares that will be issued upon satisfaction of the service requirement.

The guideline for non-management directors is the beneficial ownership of five (5) times the annual cash retainer fee paid to them. The guideline for executive officers is based on each officer’s position in the organization and is a multiple of annual base salary. The Chairman of the Board and the President and Chief Executive Officer each has a stock ownership guideline of six (6) times his annual base salary. Each of the other executive officers has a stock ownership guideline of three (3) times his annual base salary. As of February 29, 2016, each of our non-management directors and each of our executive officers had either met his or her respective target or was within the five-year window for doing so.

The following table sets forth, as of May 23, 2016, the beneficial ownership of Class A Stock, Class B Stock, and Class 1 Stock by our directors, the named executive officers (as defined under the heading “Compensation Tables and Related Information” below) and all of our directors and executive officers as a group. The Class A Stock information in the table below does not include shares of Class A Stock that are issuable upon the conversion of either Class B Stock or Class 1 Stock, although such information is provided in footnotes where applicable. Unless otherwise noted, the individuals listed in the table have sole voting and dispositive power with respect to the shares attributed to them.

Name of Beneficial Owner	Class A Stock(1)				Class B Stock		Class 1 Stock(1)
	Shares Beneficially Owned			Percent of Class Beneficially Owned	Shares Beneficially Owned	Percent of Class Beneficially Owned	Shares Acquirable Within 60 Days(4)(3)	Percent of Class Beneficially Owned(5)
	Outstanding Shares	Shares Acquirable Within 60 Days(2)(3)	Total Shares
Robert Sands (6)	3,779,584	13,100	3,792,684	2.1%	7,280,906	31.2%	1,652,941	99.9%
Richard Sands (6)	3,328,914	—	3,328,914	1.9%	7,307,242	31.3%	2,252,201	99.9%
David Klein	33,202	2,950	36,152	*(7)	—	*	125,184	98.4%
William F. Hackett (8)	64,534	—	64,534	*(7)	—	*	41,850	95.4%
John A. Wright	107,280	—	107,280	*(7)	—	*	337,494	99.4%
Jerry Fowden	15,981	—	15,981	*(7)	—	*	27,082	93.1%
Barry A. Fromberg	20,309	—	20,309	*(7)	—	*	48,352	96.0%
Robert L. Hanson	3,543	—	3,543	*(7)	—	*	6,834	77.4%
Ernesto M. Hernández	103	712	815	*(7)	—	*	2,778	58.1%
James A. Locke III	37,564	—	37,564	*(7)(9)	264	*	48,352	96.0%
Daniel J. McCarthy	712	—	712	*(7)	—	*	1,172	36.9%
Judy A. Schmeling	3,543	—	3,543	*(7)	—	*	6,834	77.4%
Keith E. Wandell	8,095	—	8,095	*(7)	—	*	16,869	89.4%
All Executive Officers and Directors as a Group (17 persons) (10)	6,686,424	36,292	6,722,716	3.8%(10)	14,588,412	62.5%	4,981,732	100%

*	Percentage does not exceed one percent (1%) of the outstanding shares of such class.

(1)	The numbers and percentages reported with respect to Class A Stock do not take into account shares of Class A Stock that can be received upon the conversion of Class 1 Option Shares. These shares are not taken into account because, in accordance with the Company’s certificate of incorporation, any shares of Class A Stock issued upon conversion of shares of Class 1 Stock must be sold immediately in connection with the conversion and, therefore, cannot be held by the beneficial owner of the Class 1 Option Shares. However, the numbers of shares and percentages of ownership taking into account the shares of Class A Stock that can be received upon the conversion of Class 1 Option Shares are provided in footnotes where appropriate.

(2)	Reflects the number of shares of Class A Stock that can be received upon the vesting of restricted stock units on or within sixty (60) days after May 23, 2016.

(3)	Excludes shares that would be acquirable within sixty (60) days after May 23, 2016 upon a retirement, as that term is defined under the Company’s Long-Term Stock Incentive Plan. In light of their respective ages and years of service at the Company, Mr. Richard Sands, Mr. Hackett, and one other executive officer of the Company would meet the Plan’s eligibility requirement for voluntary retirement. As such, certain unvested restricted stock units and/or stock options would vest upon a retirement. The additional number of shares that each such person can acquire within sixty (60) days after May 23, 2016 upon a voluntary retirement and the corresponding percentages of ownership are provided in footnotes where appropriate.

(4)	Reflects the number of shares of Class 1 Stock that can be purchased by exercising stock options that are exercisable on or within sixty (60) days after May 23, 2016.

(5)	In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, the percentages reported with respect to Class 1 Stock are calculated on the basis that (i) the relevant director, executive officer or group holds the shares of Class 1 Stock that can be purchased by exercising Class 1 Option Shares that are exercisable on or within sixty (60) days after May 23, 2016 by such director, executive officer or group, and (ii) the only outstanding shares of Class 1 Stock are the shares deemed to be held by such director, executive officer or group, as applicable, and the 2,000 shares of Class 1 Stock outstanding as of May 23, 2016. The high percentages reported for each director, executive and group are a function of the small number of shares of Class 1 Stock outstanding as of May 23, 2016 and this calculation methodology.

(6)	See tables and footnotes under the heading “Beneficial Security Ownership of More Than 5% of the Company’s Voting Common Stock” for information with respect to sole and shared voting or dispositive power and for the numbers and percentages of shares of Class A Stock that would be beneficially owned if Class 1 Option Shares were included in the number of shares of Class A Stock beneficially owned and assuming the conversion of Class B Stock into Class A Stock. Of the number of shares reported, 861,634 shares of Class A Stock are included in the numbers reported by both Robert Sands and Richard Sands. Of the shares reported as beneficially owned by Robert Sands as of May 23, 2016, 1,283,902 shares of Class A Stock and 2,500,000 shares of Class B Stock were pledged, and of the shares reported as beneficially owned by Richard Sands as of May 23, 2016, 2,144,876 shares of Class A Stock and 1,600,000 shares of Class B Stock were pledged. All of the shares described as pledged are pledged under the facilities described in footnote (9) to the table under the heading “Beneficial Security Ownership of More Than 5% of the Company’s Voting Common Stock.”

(7)	If the shares of Class A Stock that can be received upon the conversion of the named individual’s Class 1 Option Shares were included in the shares of Class A Stock beneficially owned by the individual, the individual would beneficially own the shares of Class A Stock as noted below, which for each individual represents less than one percent (1%) of the outstanding Class A Stock: Mr. Klein – 161,336; Mr. Hackett – 106,384; Mr. Wright – 444,774; Mr. Fowden – 43,063; Mr. Fromberg – 68,661; Mr. Hanson – 10,377; Mr. Hernández – 3,593; Mr. Locke – 85,916; Mr. McCarthy – 1,884; Ms. Schmeling – 10,377; and Mr. Wandell – 24,964.

(8)	The reported shares include 1,600 shares of Class A Stock held by two family trusts of which Mr. Hackett is a co-trustee. The reporting of these shares as beneficially owned by Mr. Hackett shall not be construed as an admission that Mr. Hackett is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. Additionally, as discussed in footnote (3), within sixty (60) days after May 23, 2016, Mr. Hackett could also potentially acquire 4,301 shares of Class A Stock and 43,260 shares of Class 1 Stock (through Class 1 Option Shares). If such shares were included in Mr. Hackett’s reported shares and if the shares of Class A Stock that can be received upon the conversion of Mr. Hackett’s Class 1 Option Shares were included in the shares of Class A Stock beneficially owned by Mr. Hackett, Mr. Hackett would beneficially own a total of 153,945 shares of Class A Stock, which represents less than one percent (1%) of the outstanding Class A Stock after such conversion.

(9)	Assuming the conversion of Mr. Locke’s 264 shares of Class B Stock into Class A Stock, Mr. Locke would beneficially own 37,828 shares of Class A Stock (or 86,180 shares of Class A Stock if the shares of Class A Stock that can be received upon the conversion of Mr. Locke’s Class 1 Option Shares were included), representing less than one percent (1%) of the outstanding Class A Stock after such conversion.

(10)	This group consists of our executive officers and directors as of the end of the Company’s most recently completed fiscal year. Assuming the conversion into Class A Stock of a total of 14,588,412 shares of Class B Stock beneficially owned as of May 23, 2016 by such executive officers and directors as a group, this group would beneficially own 21,311,128 shares of Class A Stock, representing 11.1% of the outstanding Class A Stock after such conversion. Additionally, as discussed in footnote (3), within sixty (60) days after May 23, 2016, three members of this group could potentially acquire shares of Class A Stock and shares of Class 1 Stock (through Class 1 Option Shares). If the total of all such shares were included in this group’s reported shares, and if the shares of Class A Stock that can be received upon the conversion of this group’s Class 1 Option Shares were included in the shares of Class A Stock beneficially owned by this group of executive officers and directors, this group would beneficially own (i) 11,954,453 shares of Class A Stock, representing 6.6% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by this group were not converted, and (ii) 26,542,865 shares of Class A Stock, representing 13.5% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by this group were converted.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of our Class A Stock or Class B Stock, each a registered class of equity securities, to file with the SEC reports of ownership and changes in ownership of our equity securities. Executive officers, directors, and greater than 10% stockholders are required to furnish us with copies of all such reports they file. Based solely upon review of copies of such reports furnished to us and related information, we believe all filing requirements were complied with in a timely manner during fiscal 2016, except that, due to an administrative error by the Company, a Form 4 for Ernesto M. Hernández inadvertently omitted the vesting of certain restricted stock units.

Certain Relationships and Related Transactions

Transactions with Related Persons

Mr. Robert Sands and Mr. Richard Sands each own, directly or indirectly, approximately one-third of RHD Capital Ventures LLC. The remaining interest in RHD Capital Ventures LLC is directly or indirectly owned equally by Ms. Abigail Bennett and Mr. Zachary Stern, who are significant stockholders and the niece and nephew, respectively, of Mr. Robert Sands and Mr. Richard Sands. Prior to October 2015, RHD Capital Ventures owned, directly or indirectly, the Inn on the Lake in Canandaigua, New York and the Seagate Hotel & Spa, Beach Club, and Country Club in Delray Beach, Florida (the “Hotel Properties”). Following an organizational restructuring in October 2015, RHD Capital Ventures no longer owned, directly or indirectly, the Hotel Properties. Following that restructuring, the Hotel Properties became indirectly owned by several trusts, the beneficiaries of which are the descendants of Mr. Robert Sands and Mr. Richard Sands, and Ms. Abigail Bennett and Mr. Zachary Stern. From time to time, we use these properties for functions and employee lodging. We do not pay these entities more than standard rates for their services. During fiscal 2016, we paid an aggregate of approximately $180,481 for these services.

By an agreement dated December 20, 1990, the Company entered into a split-dollar insurance agreement with a trust established by Marvin Sands of which Robert Sands is the trustee. Pursuant to the agreement, in prior years the Company paid the annual premium on an insurance policy held in the trust, and the trust has reimbursed the Company for the portion of the premium equal to the “economic benefit” to Marvin and/or Marilyn Sands, calculated in accordance with the United States Treasury Department rules then in effect. The policy is a joint life policy payable upon the death of Marilyn Sands, as the survivor of the two insureds. Pursuant to the terms of the trust, the proceeds will be split into thirds, with Robert Sands (in his individual capacity) and Richards Sands each receiving one-third, and Ms. Abigail Bennett and Mr. Zachary Stern sharing the remaining third of the proceeds of the policy (after the repayment of the indebtedness to the Company out of such proceeds as described below) if they survive Marilyn Sands. While the Company has made no premium payment on behalf of the trust since fiscal 2002, from the inception of the agreement through the end of fiscal 2002, the Company paid aggregate premiums, net of reimbursements, of approximately $2.4 million. The aggregate amount of such unreimbursed premiums constitutes indebtedness from the trust to the Company and is secured by a collateral assignment of the policy. As of February 12, 2016, the net death benefit under the policy was approximately $3.2 million. Upon the termination of the agreement, whether by the death of Marilyn Sands or earlier cancellation, the Company is entitled to be repaid by the trust the amount of indebtedness outstanding at that time.

Ms. Susan Gardner was employed by us during fiscal 2016 as Senior Vice President, Financial Planning and Analysis and more recently on a part-time basis reporting to the Executive Vice President, General Counsel. Ms. Gardner is deemed to be a related person under the rules of the SEC due to the fact that she shares a household with Mr. F. Paul Hetterich, Executive Vice President and President, Beer Division. Ms. Gardner participates in the Company’s compensation and benefit plans in the same manner as other employees of the same level with similar responsibilities, as appropriately adjusted to reflect her part-time status. During fiscal 2016 Ms. Gardner was paid cash compensation in salary and bonus of $405,552 and received equity awards under the Company’s Long-Term Stock Incentive Plan having a grant date fair value of $353,833. Also, in early fiscal 2017, in connection with Ms. Gardner’s departure from the Company and in exchange for her commitment to remain with the Company until she successfully transitioned her responsibilities, the Company agreed to pay Ms. Gardner a cash payment of $274,478.70 immediately following her departure on July 29, 2016, contingent upon her execution of a standard release of all claims.

Policy Regarding Related Person Transactions

The Board and the Corporate Governance Committee has adopted a written policy providing that all related person transactions or series of similar transactions required to be disclosed pursuant to SEC Regulation S-K Item 404(a) must be presented to the Corporate Governance Committee of the Board for pre-approval or ratification. The policy requires each of our (i) directors or director nominees, (ii) executive officers, and (iii) security holders known by the Company to own of record or beneficially own more than 5% of any class of our voting securities to notify the General Counsel promptly and, whenever possible, in advance of the occurrence of any potential related person transaction in which such person is directly or indirectly involved.

The General Counsel is responsible for reviewing all potential related person transactions and taking reasonable steps to ensure that all related person transactions requiring disclosure under Regulation S-K Item 404(a) are presented to the Corporate Governance Committee for pre-approval or ratification by members of the committee in their discretion at the committee’s next regularly scheduled meeting or, if deemed appropriate, by consent in lieu of a meeting. No director may engage in a vote to pre-approve or ratify any related person transaction in which he or she or any member of his or her immediate family has a material interest; provided, however, that such director must provide any information concerning such related person transaction that the Corporate Governance Committee may reasonably request. If a potential related person transaction involves the General Counsel, the Chief Financial Officer would assume the responsibilities of the General Counsel under the policy with respect to that transaction.

The Corporate Governance Committee may consider all factors it deems relevant when determining whether to approve or ratify a related person transaction. In the context of evaluating potential transactions, the Corporate Governance Committee may consider, among other factors, the nature of the transaction and the related person’s interest in the transaction, the size of the transaction, whether we are able to engage in a comparable transaction with an unaffiliated party on more favorable terms, the benefit of the transaction to us, and the impact of the transaction on the related person. We are not aware of any related person transaction required to be reported under Regulation S-K Item 404(a) since the beginning of fiscal 2016 that has not been pre-approved or ratified pursuant to this policy.

Compensation Committee Interlocks and Insider Participation

During fiscal 2016, Mr. Fowden served as Chair of the Human Resources Committee. Messrs. Hernández and Wandell served as the other members of the Human Resources Committee. Mr. Hanson served on the committee until July 22, 2015. None of these individuals are or have ever been officers or employees of the Company. None of our executive officers served on the compensation committee or the board of directors of any company that had one or more of its executive officers serving as a member of our Human Resources Committee or Board during fiscal 2016.

EXECUTIVE OFFICERS

Information concerning the Company’s executive officers and their terms of office can be found in Part I of our Annual Report on Form 10-K for the fiscal year ended February 29, 2016 (the “2016 Form 10-K”).

PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nominees

The Board has nominated ten (10) directors to be elected by the stockholders at the Meeting to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified. The nominees for election to the Board are Mr. Jerry Fowden, Mr. Barry A. Fromberg, Mr. Robert L. Hanson, Mr. Ernesto M. Hernández, Mr. James A. Locke III, Mr. Daniel J. McCarthy, Mr. Richard Sands, Mr. Robert Sands, Ms. Judy A. Schmeling, and Mr. Keith E. Wandell, all of whom are currently serving as directors of the Company until the Meeting and until their successors are elected and qualified. Of the ten nominees, Messrs. Fowden, Fromberg, and Wandell have been designated as the three (3) nominees to be elected by holders of Class A Stock, voting as a separate class. The remaining seven (7) nominees are to be elected by holders of Class A Stock and holders of Class B Stock, voting together as a single class.

Each of these nominees was recommended to the Board by the Corporate Governance Committee of the Board. In making its recommendation, the Corporate Governance Committee considered (i) the experience, qualifications, attributes, and skills of each nominee as set forth in the biographies below, (ii) each director’s past performance on and contributions to the Board, and (iii) which director nominees should be presented for election by holders of Class A Stock and which director nominees should be presented for election by holders of Class A Stock and holders of Class B Stock, voting as a single class. Management does not anticipate that any of the nominees will become unavailable to serve for any reason, but if that should occur before the Meeting, proxies will be voted FOR another nominee or nominees to be selected by the Board. The reported age of each nominee as presented in the following biographies is as of June 3, 2016.

Jerry Fowden	Director since 2010
Mr. Fowden, age 59, has served as Chief Executive Officer of Cott Corporation (NYSE: COT), one of the world’s largest producers of beverages on behalf of retailers, brand owners and distributors, as well as North America’s largest provider of home and office water and hydration services, since February 2009 and as a member of Cott’s Board of Directors since March 2009. Prior to that, he served as President of Cott’s international operating segments and Interim President, North America from May 2008 to February 2009, and as Interim President of Cott’s United Kingdom operating segment from September 2007 to May 2008. He served as Chief Executive Officer of Trader Media Group Ltd., a media company, and as a member of its parent Guardian Media Group plc’s Board of Directors from 2005 until 2007. From 2001 until 2004, he served in a variety of roles with AB InBev S.A. Belgium, a beverage alcohol company, including as President, European Zone, Western, Central and Eastern Europe from 2003 to 2004; Global Chief Operating Officer from 2002 to 2003; and Chief Executive Officer of Bass Brewers Ltd., a subsidiary of AB InBev S.A. Belgium, from 2001 to 2002.

Mr. Fowden has not served as a director of any other public company (other than for Cott Corporation) during the past five years. Mr. Fowden is a current chief executive officer of a public company and brings to the Board his extensive experience in executive leadership, the beverage industry, and international operations.

Barry A. Fromberg	Director since 2006
Mr. Fromberg, age 61, has served as Chief Financial Officer of HNI Healthcare (formerly Hospitalists Now, Inc.), a technology-enabled health care services company, since June 2010. Prior to that, Mr. Fromberg was Chief Financial Officer of Goodman Networks, Inc., a telecommunications services company, from March 2010 through May 2010. Mr. Fromberg served as Executive Vice President and Chief Financial Officer of Dean Foods Company, a food and beverage company, from 1998 until 2006. From 1995 to 1998, Mr. Fromberg served as Chairman and Chief Executive Officer of a subsidiary of Paging Network, Inc., a provider of wireless communications services; and from 1993 to 1995 he was Senior Vice President and Chief Financial Officer of Paging Network, Inc. He served as Executive Vice President and Chief Financial Officer of Simmons Communications, Inc., a cable television operator, from 1987 to 1993. He is a Certified Public Accountant. Mr. Fromberg serves on the Board of Directors and is the Chairperson of the Audit Committee of Xtera Communications, Inc. (NasdaqGM: XCOM), a provider of high-capacity optical transport solutions, which began trading on the NASDAQ Global Market on November 12, 2015. Mr. Fromberg brings to the Board extensive accounting, audit and financial reporting expertise, having served as chief financial officer of two public corporations as well as having held senior financial and leadership roles at a variety of public and private corporations over the course of his career.

Robert L. Hanson	Director since 2013
Mr. Hanson, age 53, has served as Chief Executive Officer of John Hardy Global Limited, a luxury jewelry brand, since August 1, 2014. Prior to that, Mr. Hanson served as Chief Executive Officer and a Director of American Eagle Outfitters, Inc., a leading global specialty retailer of clothing, accessories and personal care products from January 2012 to January 2014. Mr. Hanson served Levi Strauss & Co. from 1988 to 2011 in a variety of important leadership roles across multiple brands where he led cross-functional teams, including merchandising, product development, multi-channel operations, marketing and creative teams, in addition to a full support staff. Mr. Hanson’s roles at Levi’s included serving as Global President of the Levi’s Brand from 2010 to 2011; President, Levi’s Strauss Americas/North America from 2006 to 2010; President, Levi’s Brand U.S. from 2001 to 2006; and President/Vice President, Levi’s Europe/Africa/Middle East from 1998 to 2001. Mr. Hanson has not served as a director of any other public company (other than for American Eagle Outfitters, Inc.) during the past five years. Mr. Hanson is a sitting chief executive officer and also a former chief executive officer of a public company and brings to the Board extensive knowledge and understanding of global operations, management, and stewardship of premium brands.

Ernesto M. Hernández	Director since 2014
Mr. Hernández, age 58, has since June 2011 been President and Managing Director of General Motors de Mexico, S. de R.L. de C.V., a subsidiary of General Motors Company, a global automobile manufacturing company which through a subsidiary also provides automotive financing services. Prior to that appointment he served as Vice President and Executive Director of Sales, Service and Marketing of General Motors de Mexico, S. de R.L. de C.V., having served in that role from April 2003 through May 2011. Mr. Hernández began his career with General Motors de Mexico, S. de R.L. de C.V. in 1980 and has held numerous positions of growing responsibility within that company. Mr. Hernández has not served as a director of any other public company during the past five years.

Mr. Hernández brings to the Board his extensive leadership skills, insight, and perspective from his many years of service with a major manufacturing company as well as valuable insights regarding Mexican business operations.

James A. Locke III	Director since 1983
Mr. Locke, age 74, has been engaged in the practice of business and corporate law, including primarily mergers and acquisitions, since 1971. Currently, Mr. Locke is Senior Counsel to the law firm of Nixon Peabody LLP. From 1996 through January 2008, he was a partner with Nixon Peabody LLP. He is located in the Rochester, New York office of the firm. Nixon Peabody LLP is the Company’s principal outside counsel. Prior to joining Nixon Peabody LLP, Mr. Locke practiced law in Rochester as a partner with another law firm. Mr. Locke has not served as a director of any other public company during the past five years. Mr. Locke brings to the Board his extensive knowledge in the areas of business and corporate law, corporate governance, and mergers and acquisitions. He also has had direct experience with the Company and its management since the Company first became a public company, including through his more than 30 years of service on the Board. As a result, he is able to have a broad understanding of, and provide insight and guidance with respect to, the Company’s development and strategies. He currently serves as the lead director.

Daniel J. McCarthy	Director since 2015
Mr. McCarthy, age 52 has, since April 2015, served as President and Chief Executive Officer of Frontier Communications Corporation (NasdaqGS:FTR), a communications company. He was elected to the Frontier Board of Directors in May 2014. Prior to that he was President and Chief Operating Officer from April 2012 to April 2015, and, previously, was Executive Vice President and Chief Operating Officer from January 2006 to April 2012, Senior Vice President, Field Operations from December 2004 to December 2005, and Senior Vice President, Broadband Operations from January 2004 to December 2004. Mr. McCarthy began his career with Frontier Communications Corporation in 1990 and has held numerous positions of increasing responsibility within that company. Mr. McCarthy has not served as a director of any other public company (other than Frontier Communications Corporation) during the past five years. Mr. McCarthy brings to the Board his leadership skills as well as his experience in strategic planning, financial reporting, the competitive environment, mergers and acquisitions, and regulatory affairs.

Richard Sands, Ph.D.	Director since 1982
Mr. Sands, age 65, is the Chairman of the Board of the Company. He has been employed by the Company in various capacities since 1979. Mr. Sands was elected Chairman of the Board in September 1999. He served as Chief Executive Officer from October 1993 to July 2007; as President from May 1986 to December 2002; as Chief Operating Officer from May 1986 to October 1993; and as Executive Vice President from 1982 to May 1986. Mr. Sands has not served as a director of any other public company during the past five years. Mr. Sands is the brother of Robert Sands, the Company’s President and Chief Executive Officer, and a son of the Company’s founder, the late Mr. Marvin Sands. He is also a significant stockholder of the Company. Mr. Sands brings to the Board a depth and breadth of knowledge of the Company based on over 35 years of service, which includes over 13 years of service as Chief Executive Officer. Mr. Sands has extensive experience with the Company’s management, operations and strategic direction, as well as substantial knowledge regarding the beverage alcohol industry.

Robert Sands	Director since 1990
Mr. Sands, age 57, is President and Chief Executive Officer of the Company. He was appointed Chief Executive Officer in July 2007 and was appointed President in December 2002. Mr. Sands also served as Chief Operating Officer from December 2002 to July 2007; as Group President from April 2000 through December 2002; as Chief Executive Officer, International from December 1998 through April 2000; as Executive Vice President from October 1993 through April 2000; as General Counsel from June 1986 to May 2000; and as Vice President from June 1990 through October 1993. Mr. Sands has not served as a director of any other public company during the past five years. Mr. Sands is the brother of Richard Sands, the Company’s Chairman of the Board, and a son of the Company’s founder, the late Mr. Marvin Sands. He is also a significant stockholder of the Company. Mr. Sands brings to the Board almost 30 years of experience in a variety of legal, operational, and management roles at the Company, including approximately nine years of service as Chief Executive Officer. He also possesses substantial knowledge of, and has extensive relationships within, the beverage alcohol industry.

Judy A. Schmeling	Director since 2013
Ms. Schmeling, age 56, has been Chief Operating Officer and Chief Financial Officer of HSN, Inc. (NasdaqGS: HSNI), an interactive multichannel retailer with two operating segments, HSN and Cornerstone, since May 2013. From August 2008 to May 2013, Ms. Schmeling served as HSN, Inc.’s Executive Vice President and Chief Financial Officer. Prior to that, Ms. Schmeling held positions of increasing responsibility within the HSN operating segment. She served as Executive Vice President and Chief Financial Officer of HSN (when it was IAC Retailing) from February 2002 to August 2008; as Senior Vice President, Finance from November 1999 to February 2002; as Chief Operating Officer of international operations from January 2001 to February 2002; as Vice President, Strategic Planning and Analysis from January 1998 to November 1999; and as Director of Investor Relations and Operating Vice President, Finance from September 1994 to January 1998 (during the time when HSN was a separately traded public company). Ms. Schmeling has not served as a director of any other public company during the past five years. Ms. Schmeling is a chief operating officer and chief financial officer of a public company and brings to the Board extensive accounting and financial expertise and valuable experience associated with operations as well as with the oversight of treasury, financial planning and analysis, tax, and investor relations functions.

Keith E. Wandell	Director since 2011
Mr. Wandell, age 66, is the retired Chairman of the Board, President and Chief Executive Officer of Harley-Davidson, Inc., a global motorcycle manufacturer. He served as Chairman of the Board from February 2012 to April 2015 and as President and Chief Executive Officer from May 2009 until May 2015. Prior to that, Mr. Wandell served as the President and Chief Operating Officer of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions from 2006 to 2009. He also served at Johnson Controls as Executive Vice President from 2005 to 2006; Corporate Vice President from 1997 to 2005; President of the Automotive Experience business from 2003 to 2006; and President of the Power Solutions business from 1998 to 2003. Mr. Wandell has served as Chairman of the Board of Exide Technologies, a global provider of stored electrical energy solutions, since April 30, 2015. Mr. Wandell is a director of Dana Holding Corporation (NYSE: DAN), a world leader in the supply of highly engineered drivetrain, sealing, and thermal-management technologies, and a director of Dover Corp. (NYSE: DOV), a diversified global manufacturer. Mr. Wandell served as a director of Harley-Davidson, Inc. from 2009 until April 2015. Mr. Wandell is a former chief executive officer of a public company and brings to the Board his expertise in executive leadership, international business matters, operations, and oversight of a global premium brand.

Additional information concerning the director nominees is set forth under the headings “Certain Relationships and Related Transactions” and “The Board of Directors and Committees of the Board.” For information with respect to the number of shares of the Company’s common stock beneficially owned by each of the above named director nominees, see the tables and the footnotes thereto under the heading “Beneficial Ownership.”

Vote Required

Directors will be elected at the Meeting pursuant to Proposal 1 in the following manner. A plurality of the votes cast at the Meeting by holders of Class A Stock is required for the election of the three (3) directors to be elected by holders of Class A Stock. A plurality of the votes cast at the Meeting by holders of Class A Stock and holders of Class B Stock voting together as a single class is required for the election of the seven (7) directors to be elected by holders of Class A Stock and holders of Class B Stock voting as a single class, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share.

The Board of Directors recommends a vote “FOR” all nominees. Unless authority to vote for one or more of the nominees is specifically withheld, the shares represented by your proxy, if properly submitted and not revoked, will be voted FOR all of the nominees for whom you are entitled to vote.

PROPOSAL 2 – RATIFICATION OF THE SELECTION OF KPMG LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On April 4, 2016, the Audit Committee determined to engage KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending February 28, 2017. Although ratification by stockholders of this selection is not required, the selection of KPMG LLP as our independent registered public accounting firm will be presented to the stockholders for their ratification at the Meeting. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider its choice. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders. A representative of KPMG LLP is expected to be present at the Meeting and will be given an opportunity to make a statement if he or she so desires and will be available to respond to any appropriate questions.

Fees Paid to KPMG LLP

The following table shows the amounts that were billed to us by KPMG LLP during the last two fiscal years for “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees,” respectively:

Fee Type	Fiscal Year Ended February 29, 2016 ($)	Fiscal Year Ended February 28, 2015 ($)
Audit Fees	5,217,570	5,178,399
Audit-Related Fees	65,225	21,574
Tax Fees	248,873	660,771
All Other Fees	—	—

Total	5,531,668	5,860,744

Audit Fees. These amounts relate to the annual audit of our consolidated financial statements included in our Annual Reports on Form 10-K and annual audit of the effectiveness of our internal control over financial reporting, quarterly reviews of interim financial statements included in our Quarterly Reports on Form 10-Q, and services normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements.

Audit-Related Fees. These amounts relate to professional services for various audits of employee benefit plans and unconsolidated investments.

Tax Fees. These amounts relate to professional services for tax audits and compliance, and tax advice.

All Other Fees. No additional services were provided by KPMG LLP to the Company for the last two fiscal years.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services that may be provided by our independent registered public accounting firm. The committee’s policy is to pre-approve all audit and permissible non-audit services provided by KPMG LLP prior to the engagement. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated to its Chair authority to pre-approve proposed audit and non-audit services that arise between Audit Committee meetings, provided that the decision to approve the service is presented at the next scheduled Audit Committee meeting. All audit and non-audit services performed by KPMG LLP during the fiscal years ended February 29, 2016 and February 28, 2015 were pre-approved in accordance with this policy. These services have included audit services, audit-related services, tax services, and all other services. The Audit Committee did not pre-approve any other products or services that did not fall into these categories, and KPMG LLP provided no other products or services during the past two fiscal years.

Vote Required

The adoption of Proposal 2 to ratify the selection of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting. With respect to this proposal, holders of Class A Stock and holders of Class B Stock will vote together as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share.

The Board of Directors recommends a vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2017. Unless you properly direct otherwise, the shares represented by your proxy, if properly submitted and not revoked, will be voted FOR such proposal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary focus of this Compensation Discussion and Analysis or CD&A is to provide information regarding our executive compensation guiding principles, the elements of our executive compensation program, and the factors that were considered in making compensation decisions for our named executive officers during the fiscal year ended February 29, 2016. These named executive officers are as follows:

•	Robert Sands, President and Chief Executive Officer;
•	Richard Sands, Chairman of the Board;
•	David Klein, Executive Vice President and Chief Financial Officer;
•	William F. Hackett, Executive Vice President and Chairman, Beer Division;
•	John A. Wright, Executive Vice President and President, Canadian Business; and
•	Robert Ryder, former Executive Vice President and Chief Financial Officer.

On June 15, 2015, we announced the promotion of David Klein to Executive Vice President and Chief Financial Officer of the Company, effective June 12, 2015, and the departure of Robert Ryder as our Executive Vice President and Chief Financial Officer, effective June 11, 2015, although he remained an employee through July 20, 2015. Effective January 26, 2016, William F. Hackett assumed the role of Chairman, Beer Division, and John A. Wright assumed the role of President, Canadian Business.

Note Regarding Our Fiscal Years

Our fiscal year ends on the last day of February of each calendar year. Throughout this Proxy Statement, fiscal years are referred to by the calendar year in which a fiscal year ends. For example, the fiscal year beginning March 1, 2015 and ending February 29, 2016 is referred to as “fiscal 2016.”

Executive Summary

Business Highlights

In fiscal 2016, Constellation Brands achieved impressive commercial and operational results driven primarily by the continued momentum of our beer business and supported by positive growth in our wine and spirits business.

Our beer business executed industry-leading commercial sales growth led by the accelerated growth of our Corona Brand in conjunction with the introduction of the new Corona can format and the continued growth of our Modelo Especial Brand. We progressed in the expansion of our Nava brewery in Mexico within our targeted budget and timing parameters. In order to support the future growth of our Mexican beer brands, we announced additional expansion plans for the Nava brewery along with plans to build an additional brewery in Mexicali, Baja California, Mexico. As part of our efforts to strengthen our position in the high-end beer segment of the U.S. market, we acquired Ballast Point Brewing and Spirits. Ballast Point is one of the fastest growing craft beer companies in the U.S. and provides us a platform for further development in high-end beer.

Our wine and spirits business achieved solid commercial sales growth and profit expansion in fiscal 2016. We acquired and integrated the fast-growing Meiomi wine brand into our business, which has helped drive our positive results and further strengthen our position in the luxury segment of the U.S. wine category.

Amid these commercial and operational achievements, we continued to deliver significant value to our stockholders. During fiscal 2016, the price of our Class A Stock appreciated by approximately 23% while the S&P 500 Index declined by approximately 8%. Over the prior three fiscal years, the price of our Class A Stock has increased by over 200%, nearly eight times as much as the S&P 500 Index over the same period. At the beginning of fiscal 2016, we announced the initiation of a quarterly cash dividend to our common stockholders as the first of its kind in our company history.

In our business results, we exceeded key operating plan goals with respect to comparable earnings before interest and taxes, or EBIT (comparable EBIT excludes any comparable adjustments that are not reflective of our core business operations), net sales and free cash flow, or FCF. In particular, we achieved comparable EBIT performance of 107.3% of our operating plan goal, net sales performance of 101.3% of our operating plan goal, and FCF performance of 390.7 % of our operating plan goal.

As discussed further in this CD&A, our performance with respect to net sales, comparable EBIT, and free cash flow affected the short-term bonus payments of our named executive officers and resulted in payouts for fiscal 2016 of approximately 158% of target award levels. Similarly, the performance of our stock price during the last three fiscal years, which was among the top 10 performers of the S&P 500 Index companies during this period, resulted in a 200% payout of target award levels for performance share unit awards to our named executive officers.

How Company Performance Affects Compensation

Our executive compensation program consists of base salary, short-term cash incentive bonuses, long-term equity-based incentives, and perquisites and other benefits. Through short-term bonuses and long-term equity-based compensation opportunities, the compensation of our named executive officers varies with and is tied directly to the performance of our Company and its Class A Stock. We believe the following attributes of our short-term bonus program and our long-term equity awards provide a strong link between executive compensation and the performance of our Company:

•	our short-term cash incentive bonuses for fiscal 2016 rewarded executives for the Company’s performance in certain key metrics—comparable EBIT, net sales, and FCF—as compared to our plan;

•

a majority (approximately 83%, in the case of our President and Chief Executive Officer, and approximately 76%, in the case of our other named executive officers other than the Chairman of the Board) of the annual target compensation opportunity (that is, salary, potential bonus at target level, and target grant date fair value of equity awards) for our named executive officers is at risk and dependent on our performance either in the form of short-term cash incentive bonuses or long-term equity-based incentives; and

•

a majority of the value of our long-term equity-based compensation for fiscal 2016 was issued in the form of stock options, which will only have value if the price of our Class A Stock increases following the grant date, and performance share units, the vesting of which is dependent upon the total stockholder return, or TSR, delivered by the Company over a three-year performance period covering fiscal 2016-2018 as compared to companies in the S&P 500 Index.

Key Executive Compensation Actions During Fiscal 2016

Base Salaries: In setting fiscal 2016 base salaries for our named executive officers, the Human Resources Committee of the Board of Directors, referred to in this CD&A as the Committee, approved an increase of approximately 2.5% for each named executive officer (other than Mr. Klein, who was not yet an executive officer) in April 2015 which took effect in June 2015. These salary increases were based on market conditions, were reviewed against peer group market data and were consistent with our overall budget for annual merit-based salary increases. Mr. Klein’s dynamic leadership, strong financial and strategic capability and deep experience in all facets of finance, including his lengthy tenure with the Company in various leadership capacities since 2004, led to his promotion in in June 2015 to Executive Vice President and Chief Financial Officer. In connection with such promotion, the Committee increased Mr. Klein’s base salary from $341,550 to $530,000, effective June 12, 2015. Later in fiscal 2016, in recognition of Mr. Klein’s successful transition into his role as our Executive Vice President and Chief Financial Officer, the Committee increased Mr. Klein’s base salary to $600,000, effective January 26, 2016.

Short-Term Cash Incentive Bonus Structure: At the beginning of fiscal 2016, the Committee made a number of important decisions regarding the fiscal 2016 short-term cash incentive bonus structure:

•	confirming target bonus award levels of 120% of salary for the President and Chief Executive Officer and the Chairman of the Board and 70% of salary for other named executive officers;

•	identifying comparable EBIT, net sales, and FCF, as the performance criteria to be used to determine cash bonus payments; and

•	confirming that at least threshold comparable EBIT performance must be achieved in order for the approval of any fiscal 2016 bonus payouts to our named executive officers.

Short-Term Cash Incentive Bonus Results: After the conclusion of fiscal 2016, the Committee reviewed our performance and approved cash bonus payments to our named executive officers. Our named executive officers receive their short-term cash incentives under our stockholder-approved Annual Management Incentive Plan, or AMIP. Based on our fiscal 2016 results, the cash bonus awards under the AMIP represented payments at approximately 158% of the target award levels the Committee set for the named executive officers. The performance resulting in such payouts is summarized in the table below.

$ in Millions	Weighting	Threshold Performance Level	Target Performance Level	Maximum Performance Level	Actual Fiscal 2016 Results*	Resulting Bonus Payout Factor	Resulting Weighted Payout as a Percentage of Each Executive’s Target Bonus
Comparable EBIT	40%	1,646.7	1,763.0	1,939.3	1,879.3	1.75	70%
Net Sales	40%	6,037.6	6,464.2	7,110.7	6,556.1	1.22	48%
FCF	20%	(84.6)	134.2	426.1	522.0	2.00	40%
Total							158%

*	See the heading “Short-Term Cash Incentive Bonuses” and subheading “Annual Management Incentive Plan – Fiscal 2016” for a description of how these results and the related payouts were calculated.

Long-Term Equity-Based Incentives: For the annual equity awards in April 2015, the Committee granted our named executive officers (except for our Chairman of the Board) a combination of (i) performance share units, or PSUs, (ii) restricted stock units, or RSUs, and (iii) stock options. The Committee calculated these equity awards for named executive officers so that the value of the fiscal 2016 awards as a percentage of each officer’s salary approximated the value of fiscal 2015 equity awards at the time of grant. Each named executive officer’s awards were distributed 50% in stock options, 25% in RSUs, and 25% in PSUs with the exception of our Chairman of the Board, who received his entire equity award in the form of stock options. Mr. Klein was granted equity awards as part of our annual grant process in April 2015, and was granted additional equity awards in June 2015 following his promotion. Both the April 2015 and June 2015 grants were distributed to Mr. Klein 50% in stock options, 25% in RSUs, and 25% in PSUs. The Committee granted these equity awards to all of our named executive officers in order to directly link the value of compensation earned by our named executive officers to stockholder value creation and to align the interests of our executive officers with those of our stockholders.

For the PSUs granted in fiscal 2016, the vesting levels will depend on our TSR performance during fiscal 2016-2018 (other than the PSU granted to Mr. Klein in June 2015, whose performance period is measured from June 1, 2015 through February 28, 2018) relative to the companies included in the S&P 500 Index. The Committee believes these awards enhance the linkage between executive compensation and stockholder value creation. Any payouts of these fiscal 2016 PSUs will be conditioned on the satisfaction of a service vesting requirement, generally requiring continued service with us until May 1, 2018.

In April 2016, the Committee reviewed our results for the fiscal 2014-2016 performance period (and June 2013 – fiscal 2016 performance period for Mr. Hackett’s fiscal 2014 PSU award) for purposes of certifying performance pursuant to our fiscal 2014 PSU awards. Mr. Hackett’s fiscal 2014 PSU was granted in June 2013 following the acquisition of Crown Imports LLC. The performance period for Mr. Hackett’s fiscal 2014 PSU award commenced on June 1, 2013 and was otherwise the same as the other fiscal 2014 PSU awards. In April 2016, the Committee certified achievement under the fiscal 2014 PSU awards (including Mr. Hackett’s fiscal 2014 PSU award) at 200% of the target award levels set by the Committee at the time of those grants. During the three-year 2014-2016 fiscal year period, we had the fifth highest overall stock price performance of any of the comparator companies in the S&P 500 Index (the fourth highest overall stock price performance when the performance period commenced on June 1, 2013).

Compensation Program Governance

The list below highlights our compensation program governance policies and practices, which are designed to drive company performance and serve the long-term interests of our stockholders.

•	All elements of executive compensation are required to be approved by the Committee, which is comprised of individuals who qualify as independent directors;
•

We have adopted significant stock ownership guidelines (6x salary for the President and Chief Executive Officer and Chairman of the Board; and 3x salary for other executive officers) that we believe align management and stockholder interests;

•	We prohibit hedging by executive officers and directors using derivative securities involving our stock;

•

We establish a meaningful connection between executive compensation and performance by ensuring that a majority of named executive officer compensation is at risk in the form of short-term incentive compensation or long-term equity awards;

•	The Committee has retained an external, independent compensation consultant to advise it regarding executive compensation matters; and
•	We do not pay dividends on any unvested RSUs or unearned PSUs. Dividend equivalents are only payable on such awards to the extent the awards ultimately vest and are earned.

Say-on-Pay Vote

At the 2015 Annual Meeting of Stockholders, we conducted a vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the 2015 Proxy Statement (a “say-on-pay” vote). Stockholders approved our named executive officer compensation at that time, with approximately 99% of the vote being cast in favor of approval. The Committee reviewed the results of the 2015 say-on-pay vote and believes that the vote confirms the philosophy and objective of linking our executive compensation to our operating objectives and the enhancement of stockholder value. We view this level of support as an affirmation of our current pay practices. The Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the named executive officers.

Philosophy and Objectives

We operate in a highly competitive, complex, and international business environment. The ability to attract, motivate, and retain employees throughout the organization is critical to our long-term success. Accordingly, the objective of our executive compensation program is to attract, motivate, and retain key executives by providing a compensation package that is competitive with the pay practices of other companies of comparable size, status, and industry or business model.

The compensation program for our named executive officers consists of fixed compensation (base salary), variable compensation (cash incentive bonus payments and equity awards), and certain perquisites and other benefits. We have designed the elements of executive compensation to operate together in a manner that seeks to reward our named executive officers for their respective abilities and day-to-day service, assistance with the achievement of annual goals and financial targets, and contributions toward enhancing long-term stockholder value.

We believe that the overall design of our executive compensation program has provided the intended results, and we continue to periodically review the program elements in an effort to maintain or improve the alignment of the executive compensation program with our strategic priorities and with our performance. We also believe our compensation is market competitive and has resulted in the attraction and retention of executives who can contribute to our future success. Finally, we believe the program creates a strong linkage between pay and performance through our short-term cash incentive bonus program and long-term equity incentive awards such that executives will receive higher compensation in our more successful periods and lower compensation during less successful periods.

How Executive Compensation is Established

The Committee discharges the Board’s responsibilities relating to executive compensation, including the annual review and approval of named executive officer compensation. Management personnel within our Human Resources Department support the Committee in its work. Executive officers, including the Chairman of the Board and the President and Chief Executive Officer, may make recommendations and provide information to, and answer questions from, the Committee as the Committee fulfills its responsibilities regarding executive compensation during each fiscal year. However, neither the Chairman of the Board nor the President and Chief Executive Officer will make recommendations to the Committee regarding their own compensation actions. The Committee will annually review and approve, or recommend that the Board approve, each element of compensation for our President and Chief Executive Officer and each other named executive officer, including the Chairman of the Board.

Independent Compensation Consultant

The Committee directly engaged Frederic W. Cook & Co., Inc., or Cook, as its independent compensation consultant for fiscal 2016. Cook assisted with the Committee’s review and analysis of executive compensation and provided data and advice on matters relating to executive officer compensation, including peer group and general executive compensation survey data used as a market check in connection with base salary adjustments during fiscal 2016. As discussed in greater detail above under the subheading “The Role of the Independent Compensation Consultant,” the Committee has considered the independence of Cook and, based on such review, has not identified any conflicts of interest regarding the services of Cook or Cook’s employees.

Peer Group

The Committee evaluates each element of our executive compensation program. Its evaluation may include comparing our practices against those of a specific peer group of consumer products companies. The peer group considered for the Committee’s key fiscal 2016 compensation decisions for our named executive officers (including setting base salaries, short-term incentive targets, and granting equity awards) was established by the Committee in September 2014. In establishing this peer group, the Committee worked with Cook and sought to ensure that the group consisted of companies of appropriate size, type, and complexity. The Committee accomplished this by reviewing metrics such as gross revenues (targeting companies between 0.5 and 2.5 times those of the Company) and profit margin structure, as well as whether the potential peers were competitors for executive talent or investor capital, and overall reasonableness.

Based on that review, the Committee established a revised peer group which included two new companies – Keurig Green Mountain, Inc. and Monster Beverage Corporation – and removed three companies – Beam Suntory, Inc., Colgate-Palmolive Company, and Energizer Holdings, Inc. – as compared to the previous compensation peer group. Keurig Green Mountain and Monster Beverage were viewed as being size appropriate, fast-growing premium beverage companies. Beam and Energizer were removed due to recent or pending corporate transactions, and Colgate-Palmolive was removed for size and business comparability reasons. The executive compensation peer group for fiscal 2016 consisted of the following companies:

Fiscal 2016 Peer Group

• Brown-Forman Corporation	• J. M. Smucker Company (The)
• Campbell Soup Company	• Kellogg Company
• Clorox Company (The)	• Keurig Green Mountain, Inc.
• Coach, Inc.	• Lorillard, Inc.
• Diageo plc	• McCormick & Company, Incorporated
• Dr Pepper Snapple Group, Inc.	• Mead Johnson Nutrition Company
• Estée Lauder Companies Inc. (The)	• Molson Coors Brewing Company
• General Mills, Inc.	• Monster Beverage Corporation
• Harley-Davidson, Inc.	• Ralph Lauren Corporation
• Hershey Company (The)	• Reynolds American Inc.

Based on the information presented to the Committee by Cook in January 2015 in connection with the Committee’s annual review of executive compensation, our revenues approximated the median of these peer group companies, and our market capitalization was slightly below (46th percentile) the median of these peer group companies.

As has been the Committee’s historical practice, in the September/October timeframe it requested Cook to review the composition of the executive compensation peer group. In connection with that review in October 2015, Lorillard, Inc. was removed from the executive compensation peer group as it was acquired by Reynolds American, Inc. during fiscal 2016. This change to the peer group did not affect any of the compensation awarded to, earned by or paid to any named executive officer. No other changes were made to the peer group based on that review.

In addition to its review of peer group executive compensation data, the Committee may receive general executive compensation survey data when insufficient peer group data is available for a specific executive position or as another means of performing a market check on our overall executive compensation program or the individual components thereof. This information assists the Committee in making well-informed decisions regarding executive compensation matters. Throughout this CD&A, the peer group and other survey data is sometimes referred to as “applicable market data.”

Compensation of Named Executive Officers (other than the Chairman of the Board)

The Committee reviews the executive compensation program on an annual basis, with awards and adjustments generally being made each April. Compensation decisions may be made at other times of the year in the case of promotions, new hires, or changes in responsibilities. In making these determinations, the Committee may consider our performance, the individual performance of a named executive officer, information from Cook, and recommendations from management. The Committee also annually reviews tally sheets comparing current and proposed base salaries, short-term cash bonus awards, and long-term equity-based incentive awards.

The Committee generally believes that the amount of target cash compensation (that is, salary and potential bonus at target level) awarded to our named executive officers should approximate the median of the applicable market data. While this is true for our executives as a whole, target cash compensation for individual executives may exceed or fall short of the median.

These variations may occur due to reasons such as the specific expertise of an executive, the complexity or criticality of the business managed by the executive, an executive’s tenure in the role, changes in job duties, and concerns regarding internal pay equity. The most recent data shared with the Committee by Cook in January 2016 indicated that, other than for Mr. Klein, the target cash compensation of our named executive officers was within the median range of the applicable market data, and was generally aligned with the Company’s philosophy of targeting the market median. In January 2016, Mr. Klein’s target cash compensation approximated the 25th percentile of the applicable market data, consistent with his recent promotion and the Committee’s intent at that time.

In order to align the interests of our named executive officers with those of our stockholders, the Committee allocates a majority of the annual target compensation opportunity for our named executive officers to performance-based awards in the form of short-term cash incentive bonuses and long-term equity-based incentive awards. However, other than the fact that cash bonuses and equity awards are based upon base salary amounts, the Committee does not have a policy regarding the specific allocation of compensation between short-term and long-term compensation or between cash and non-cash compensation.

The Committee places an emphasis on long-term equity-based incentive awards in our executive compensation program and on stock options and PSUs in particular, as it believes this drives executives to focus on long-term stockholder value creation.

Compensation of the Chairman of the Board

Mr. Richard Sands serves as our Chairman of the Board and is a member of management. The Committee previously determined that his total direct compensation opportunity (that is, salary, potential bonus at target level, and grant date fair value of equity awards) should generally approximate 85% of the President and Chief Executive Officer’s total direct compensation opportunity. The Committee believes that this level of compensation reflects the responsibilities and contributions of Mr. Richards Sands, and has received data from its independent compensation consultant indicating that this level of compensation approximates the median of the applicable market data. The Committee determined that Mr. Richard Sands should continue to receive all of his equity awards in the form of stock options, as it believes this form of equity award provides a strong link to the creation of long-term stockholder value reflecting the strategic nature of his role.

Elements of Compensation and Analysis of Compensation Decisions

Pay Mix

The Committee believes that a significant portion of each named executive officer’s compensation opportunity should be at risk in order to align the interests of our officers with those of our stockholders. As shown below, approximately 76% to 83% of a named executive officer’s annual target compensation opportunity is delivered in the form of short-term cash incentive bonuses and long-term equity-based incentives, which amounts are “at risk” and dependent on our Company and stock price performance results.

Fiscal 2016 Named Executive Officer Pay Mix

(Excluding Chairman of the Board)

Base Salary

We set base salary levels for our named executive officers to provide current, predictable compensation for their day-to-day services during the fiscal year, taking into account their individual roles and responsibilities as well as their respective experience and abilities. We generally seek to pay each of our named executive officers a base salary that is near the median suggested by the applicable market data. The Committee may decide, however, to set an individual named executive officer’s salary at an amount above or below this level. Some of the reasons such variations may occur are described under the heading “Compensation of Named Executive Officers (other than the Chairman of the Board).”

The Committee considers base salary adjustments annually as part of its comprehensive review of executive compensation matters. The Committee approved a salary increase of approximately 2.5% for each named executive officer (other than Mr. Klein, who was not yet an executive officer) effective on June 1, 2015. These salary increases are believed to be in line with the market and were consistent with our overall budgets for annual merit-based salary increases. The salaries paid to our named executive officers in fiscal 2016 appear in the Summary Compensation Table. The Committee may also approve other salary adjustments during the fiscal year for a named executive officer in the event of a promotion or other significant change in responsibilities.

The Committee increased Mr. Klein’s base salary to $530,000 in June 2015 in connection with his promotion to Executive Vice President and Chief Financial Officer. Such increase was based on his increased responsibilities, and such increase was checked against the applicable market data. Such market data showed that his base salary was at approximately the 25th percentile of his peers. Following his successful transition into his role as our Executive Vice President and Chief Financial Officer in June 2015, the Committee increased Mr. Klein’s base salary to $600,000, effective January 26, 2016. The most recent data shared with the Committee by Cook indicated that base salaries, in the aggregate, approximate the median of the peer group for Messrs. Robert Sands, Klein (following Mr. Klein’s base salary increase in January 2016), Hackett and Wright.

Short-Term Cash Incentive Bonuses

Our named executive officers have the opportunity to earn short-term cash incentive bonuses based on Company performance. The Committee views these bonuses as an integral element of our compensation program.

Annual Management Incentive Plan – Fiscal 2016

Our AMIP serves as the primary vehicle for awarding short-term performance-based incentive bonuses to our named executive officers. The Committee administers an annual program under the AMIP in order to accomplish the following objectives:

•	to motivate executive officers to achieve our profit and other key goals;
•	to support our annual planning, budget, and strategic planning processes;
•	to provide compensation opportunities that are competitive with those of other beverage alcohol, industry-related, or peer companies; and
•	to design a portion of our annual compensation expense to be variable and based on our performance, rather than fixed.

We believe these objectives were achieved during fiscal 2016. As described below, the Committee ultimately awarded bonus payments for fiscal 2016 based on comparable EBIT performance between target and maximum levels, net sales performance above the target level, and FCF performance at the maximum level.

In April 2015, the Committee established an eligible award pool under the AMIP for each named executive officer, other than Mr. Klein, whose award pool was established by the Committee in June 2015 in connection with his promotion. The award pools are set forth in the table below. The award pools for all of the named executive officers, except Mr. Klein, were based on full fiscal year EBIT performance. Mr. Klein’s award pool was based on EBIT performance measured over the period from June 1, 2015 through February 29, 2016. We define EBIT as the sum of our operating income plus earnings from unconsolidated investments, and we view this as a measure of our profitability. The effects of comparable adjustments that are not reflective of core operations, such as the effects of mergers, acquisitions, divestitures, spin-offs or significant transactions, among other items specified in the plan, are excluded in calculating EBIT for this purpose. Consistent with the AMIP, no individual award for a fiscal year or other performance period may exceed $5 million and the Committee reserved the right to exercise its negative discretion at the end of fiscal 2016 to reduce or eliminate any award. In exercising its negative discretion, the Committee may consider such quantitative and qualitative factors it deems appropriate.

In April 2016, the Committee met to review our actual fiscal 2016 performance and to consider payouts to participants. After reviewing our fiscal year performance, the Committee confirmed that, prior to any application of negative discretion, our applicable EBIT and corresponding eligible award pool for each named executive officer were as follows:

Annual Management Incentive Plan

Results for Fiscal 2016 Prior to the Application of Negative Discretion

Named Executive Officer	Eligible Award Pool Calculation	Fiscal 2016 EBIT (as Calculated Pursuant to AMIP)	Eligible Award Pool (Before the Application of Negative Discretion)
Chairman of the Board; and President and Chief Executive Officer	0.50% of fiscal 2016 EBIT	$1,869,379,000	$5,000,000*
Each other named executive officer (other than Mr. Klein)	0.25% of fiscal 2016 EBIT	$1,869,379,000	$4,673,448
Mr. Klein	0.25% of EBIT from June 1, 2015 through February 29, 2016	$1,402,034,400	$3,505,086

*	While the actual eligible award pool calculation would equate to $9,346,895, under the AMIP no individual payout for a fiscal year or other performance period may exceed $5 million.

The Committee then considered whether and how to apply negative discretion to these amounts. In doing so, the Committee took into account the following:

•	the named executive officer’s individual incentive award opportunity; and
•

Company performance for fiscal 2016 (or for Mr. Klein, the performance of the Company and the beer division) with respect to certain specified financial performance goals the Committee previously established.

The Committee first considered individual incentive award opportunities depending on the executive’s position. The Committee established these incentive award opportunities as a percentage of each named executive officer’s fiscal 2016 base salary with the understanding that they were competitive with the market and placed “at risk” an appropriate amount of the executive’s compensation.

Annual Management Incentive Plan

Fiscal 2016 Incentive Award Opportunity Levels for the Application of Negative Discretion

(As a Percentage of Base Salary)

Named Executive Officer	Threshold	Target	Maximum
Chairman of the Board; and President and Chief Executive Officer	30%	120%	240%
Each other named executive officer	17.5%	70%	140%

These percentages assume that the same threshold, target, or maximum performance is achieved for each applicable performance criterion utilized by the Committee in its application of negative discretion. Accordingly, an incentive award payment under the Committee’s application of negative discretion for fiscal 2016 could have been less than the threshold percentage set forth above if a threshold level was not achieved for one or more of the criteria, although the Committee did not plan to approve any such payment if the Company did not achieve threshold comparable EBIT performance.

The following chart describes the performance criteria and weightings selected by the Committee for its application of negative discretion.

Annual Management Incentive Plan

Fiscal 2016 Performance Criteria for the Application of Negative Discretion

Performance Criteria	Definition	Purpose	Criteria Weighting
Comparable EBIT (CBI)*	Equal to EBIT excluding restructuring charges, acquisition-related integration costs and other comparable adjustments. The Committee can also make further adjustments for restructuring and acquisition-related activities that, had they been known at the beginning of the performance period, would have impacted the Company’s plan.	Serves as a measure of our profitability	40%
Net sales (CBI)	Equal to net sales less net sales of products of acquired business(es), historical net sales of products which have been disposed of, or historical net sales of a business that has been contributed to a joint venture.	Serves as a measure of our ability to grow market share	40%
FCF (CBI)	Equal to net cash provided by (used in) operating activities less purchases of property, plant and equipment.	Reflects our ability to generate the cash required to operate the business and pay down debt	20%

*	(CBI) refers to the Company’s consolidated results.

In April 2015, the Committee established target levels for the CBI comparable EBIT, net sales and FCF criteria, each corresponding to the expected level of performance under our fiscal 2016 operating plan. In April 2015, the Committee also established target levels for comparable EBIT and net sales of the beer division, each corresponding to the expected level of performance under our fiscal 2016 operating plan. This operating plan was reviewed with and approved by the Board in April 2015. With the assistance of the Human Resources Department, the Committee had also established ranges of performance level award opportunities from threshold to maximum by considering a variety of factors, including the minimal acceptable growth for each performance criterion, our strategic direction and focus, and the various challenges and uncertainties that we face.

In April 2016, the Committee determined that it would be appropriate to consider these fiscal 2016 performance levels in applying negative discretion, with the comparable EBIT, net sales and FCF levels adjusted to eliminate the impact of our fiscal 2016 acquisitions of the Meiomi wine brand and the Ballast Point beer brand, neither of which was included in our fiscal 2016 operating plan. The

Committee then completed its application of negative discretion by comparing fiscal 2016 performance against these performance levels. At the conclusion of its review, the Committee then certified awards to the named executive officers (other than Mr. Klein) based on the following performance levels and results:

Annual Management Incentive Plan

Fiscal 2016 Performance Levels and Results Under the

Application of Negative Discretion

Performance Criteria	Threshold Performance Level ($)	Target Performance Level ($)	Maximum Performance Level ($)	Fiscal 2016 Results
Comparable EBIT (CBI)	1,646.7 million	1,763.0 million	1,939.3 million	$1,879.3 million, equal to approx. 175% of a target payout for this criterion
Net sales (CBI)	6,037.6 Million	6,464.2 million	7,110.7 million	$6,556.1 million, equal to approx. 122% of a target payout for this criterion
FCF (CBI)	(84.6) million	134.2 million	426.1 million	$522.0 million, equal to 200% of a target payout for this criterion

Based on the weighting of comparable EBIT (40%), net sales (40%), and FCF (20%), the Committee applied negative discretion to reduce awards from the eligible award pool amounts to approximately 158% of the target payouts.

For application of negative discretion for Mr. Klein’s AMIP award pool, the Committee considered two sets of performance criteria. For base salary earned following his promotion in June 2015, the Committee determined that it would be appropriate to consider the performance of the Company using the same performance criteria and weightings as set forth above for the other named executive officers, as well as the same award levels (i.e., threshold, target and maximum) as a percentage of base salary. For base salary earned prior to his promotion in June 2015, the Committee determined that it would be appropriate to use a threshold award level of 12.5%, a target award level of 50%, and a maximum award level of 100%, in each case, of base salary during such portion of fiscal 2016. The Committee also determined to consider the performance of the Company and the beer division using the performance criteria and weightings set forth below:

Performance Criteria	Criteria Weighting	Threshold Performance Level ($)	Target Performance Level ($)	Maximum Performance Level ($)	Fiscal 2016 Results
Comparable EBIT (CBI)	10%	Same as set forth above for all other named executive officers
Comparable EBIT (Beer)*	30%	1,070.8 million	1,146.4 million	1,261.1 million	1,255.8 million, equal to approx. 197% of a target payout for this criterion
Net sales (Beer)	40%	3,242.4 million	3,471.5 million	3,818.6 million	3,622.6 million, equal to approx. 158% of a target payout for this criterion
FCF (CBI)	20%	Same as set forth above for all other named executive officers

*	(Beer) refers to the Company’s Beer Division results.

Based on the weightings and actual fiscal 2016 results set forth above, the Committee applied negative discretion to reduce the portion of Mr. Klein’s award pool for base salary earned prior to his promotion in June 2015 to approximately 180% of the target payout, and for base salary earned following his promotion in June 2015 to approximately 158% of the target payout.

The resulting AMIP awards paid to the named executive officers for fiscal 2016 are set forth below and also appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Summary of Fiscal 2016 Annual Management Incentive Plan Results

Named Executive Officer	Eligible Award Pool ($)(1)	Target Bonus ($)(2)	Actual Awards Based on Fiscal 2016 Performance Under the Application of Negative Discretion ($)
Robert Sands	5,000,000	1,534,376	2,431,372
Richard Sands	5,000,000	1,504,449	2,383,951
David Klein	3,505,086	305,603	498,360
Robert Ryder	4,673,448	—(3)	—(3)
William F. Hackett	4,673,448	414,587	656,956
John A. Wright	4,673,448	436,418	691,547

(1)	Under the AMIP, no individual payout for a fiscal year or other performance period may exceed $5 million.
(2)	Based on fiscal 2016 base salaries and the target award levels described above.
(3)	Mr. Ryder was not eligible for a bonus payment for fiscal year 2016 due to his departure in July 2015.

Other Cash Bonus Awards

In addition to any payments under the AMIP, the Committee has discretion to pay cash bonuses outside of that plan. Such payments might be paid to executives, for example, after the closing of a significant acquisition or other transaction or as part of a new hire package. No named executive officer received such a bonus in fiscal 2016.

Long-Term Equity-Based Incentive Awards

Equity Award Granting Process

The Committee (as well as the full Board) may award stock options, stock appreciation rights, restricted stock awards, RSUs, PSUs, and other stock-based awards under our Long-Term Stock Incentive Plan, or LTSIP. The granting of equity-based awards to our named executive officers, together with the stock ownership guidelines described below, directly ties our named executive officers’ interests to the value and appreciation of our Class A Stock. These awards also assist in the retention of our named executive officers as the awards generally vest after a period of approximately three years of employment (in the case of PSUs) or over a period of four years of employment (in the case of stock options and RSUs).

The Committee includes stock options as a significant element of named executive officer compensation, as the Committee believes the value of stock options has a direct link to the creation of stockholder value. This is because stock options only have value to the extent that our stock price increases after the grant date. Since fiscal 2008, the Committee has granted options to purchase Class 1 Stock to individuals subject to U.S. taxation. As no trading market exists for Class 1 Stock, the fair market value of a share of Class 1 Stock is deemed to be equal to the fair market value of a share of Class A Stock, unless the Committee determines otherwise. Accordingly, the fair value of all stock option awards under our LTSIP is based on the closing price of our Class A Stock on the date of grant.

The Committee began granting restricted stock awards to named executive officers in fiscal 2009 to provide additional diversification and retention value to our equity awards. Since fiscal 2013, the Committee has issued RSUs instead of restricted stock awards to named executive officers. The granting of RSUs is consistent with the approach we have used for similar awards to employees outside of the U.S. and is more administratively convenient for the Company and recipients. Because restricted stock awards and RSUs both relate to the performance of our Class A Stock, they also tie compensation to stock price performance.

The Committee has been granting PSUs to named executive officers since fiscal 2011 in order to further diversify our mix of equity awards in a manner more consistent with our peer group and to enhance the linkage between executive compensation and performance. Generally, our PSUs can result in a payout in shares of an amount from 0% to 200% of a named executive officer’s target PSU award based on our performance with respect to a specified performance metric such as a comparison of our TSR performance to that of companies in the S&P 500 Index. All PSU awards relate to Class A Stock.

The Committee annually considers equity awards to named executive officers at a regularly scheduled meeting, usually in April, at which it considers equity awards to other eligible employees around the world. The Committee may also grant awards at other times, typically occurring at other regularly scheduled meetings of the Committee, in connection with events such as new hires, promotions, and significant business activities.

Named Executive Officer Awards – Fiscal 2016

The Committee granted our named executive officers (except for our Chairman of the Board) a combination of stock options, RSUs, and PSUs during fiscal 2016 after taking into account the officers’ positions and salaries, so that more senior officers received a greater portion of their compensation through equity-based incentives. Other than for Mr. Klein, whose equity awards took into account his promotion to Executive Vice President and Chief Financial Officer, the Committee calculated the equity awards for named executive officers so that the grant date value of fiscal 2016 equity awards as a percentage of each officer’s salary approximated the value of the fiscal 2015 equity awards at time of grant. Each officer’s awards were distributed 50% in stock options, 25% in RSUs and 25% in PSUs, in each case with stock options valued on a Black-Scholes option-pricing model, RSUs valued at face value, and PSUs valued at face value of the target award. As described under the heading “Compensation of the Chairman of the Board,” the Committee determined it advisable for the Chairman of the Board to receive all of his equity-based awards in the form of stock options. Specifically, the Committee granted equity awards using the following methodology:

Fiscal 2016 Long-Term Equity-Based Incentive Award Methodology

Named Executive Officer	Stock Option Award*	RSU Award*	PSU Award (at Target)*
Chairman of the Board	8.96 x salary ÷ grant date stock price	Not applicable	Not applicable
President and Chief Executive Officer	6.01 x salary ÷ grant date stock price	0.88 x salary ÷ grant date stock price	0.88 x salary ÷ grant date stock price
Each other named executive officer	4.02 x salary ÷ grant date stock price	0.59 x salary ÷ grant date stock price	0.59 x salary ÷ grant date stock price

*	with resulting awards rounded up to the nearest 10 options/units

With respect to fiscal 2016 PSUs, the Committee determined that it would be appropriate to base the award payouts on relative TSR performance. Specifically, the Committee awarded fiscal 2016 PSUs, the ultimate payout level of which, if any, will depend on our fiscal 2016-2018 TSR Performance (other than the PSU granted to Mr. Klein in June 2015, whose performance period is measured from June 1, 2015 through February 28, 2018) as compared to the companies in the S&P 500 Index. For these PSUs to vest, a named executive officer must generally remain an employee until May 1, 2018. The Committee believes the TSR metric and the three-year performance period should further align the interests of our named executive officers with the interests of our stockholders. Payouts of these PSUs will be determined at the end of fiscal 2018 based on the following performance levels (with performance and payouts between these designated performance levels determined by linear interpolation):

Fiscal 2016 PSU Potential Payouts

For Relative TSR Performance during Fiscal 2016-2018

	Threshold Performance Level	Target Performance Level	Maximum Performance Level
TSR Performance vs. Companies in the S&P 500 Index	25th Percentile	50th Percentile	75th Percentile (or higher)
Equivalent PSU Payout as Percentage of the Target Award	25%	100%	200%

More information concerning fiscal 2016 equity awards can be found in the Summary Compensation Table, the Grants of Plan-Based Awards in Fiscal 2016 table, and the Outstanding Equity Awards at February 29, 2016 table.

In April 2016, the Committee also certified fiscal 2014-2016 performance with respect to PSUs granted in fiscal 2014. The performance criterion associated with the fiscal 2014 PSUs was Relative Total Stockholder Return performance over the Company’s 2014-2016 fiscal years (except for Mr. Hackett’s fiscal 2014 PSUs, which commenced on June 1, 2013), which is calculated by comparing the TSR performance of the Company’s Class A Stock to the TSR performance of companies in the S&P 500 Index during the performance period. After reviewing this relative TSR performance indicating that the Company had the 5th highest stock price performance of any company in the S&P 500 Index during the three-year performance period (the fourth highest overall stock price performance when the measurement period commenced on June 1, 2013), the Committee certified achievement at 200% of target as follows:

Fiscal 2014-2016 Performance Results

for Fiscal 2014 PSUs

Performance Criteria	Threshold Performance Level	Target Performance Level	Maximum Performance Level	Final Results
Relative Total Stockholder Return Performance During Fiscal 2014-2016	25th Percentile	50th Percentile	75th Percentile (or higher)	Achieved 98th percentile relative Total Stockholder Return performance (99th percentile performance for Mr. Hackett’s fiscal 2014 PSUs) resulting in a payout in shares equal to 200% of target payout (for performance above the maximum level) upon satisfaction of the service vesting requirement on May 1, 2016

More information concerning these fiscal 2014 PSUs can be found below in the Outstanding Equity Awards at February 29, 2016 table.

Stock Ownership Guidelines

In order to further align the interests of our named executive officers with the interests of our stockholders, the Board has established guidelines for the amounts of our common stock that our executive officers should beneficially own. In establishing these guidelines for stock ownership, we considered the length of an executive officer’s tenure. We allow individuals five years in which to reach the applicable ownership guideline. The ownership guidelines can be satisfied by the ownership of stock, vested stock options, unvested restricted stock awards, unvested RSUs, and unvested PSUs after the relevant performance period has been completed and the Committee has certified the number of shares that will be issued upon satisfaction of the service requirement. The current guidelines for our executive officers are as follows:

Executive Officer	Stock Ownership Guideline
Chairman of the Board	6 times base salary
President and Chief Executive Officer	6 times base salary
Executive Vice Presidents	3 times base salary

Compliance with our stock ownership guidelines is assessed periodically, and not less frequently than annually. Once an executive officer achieves the ownership level established by these guidelines, he has a reasonable period of time to return to such ownership level if his ownership drops below the guideline due to a fluctuation in the value of the Company’s stock. As of February 29, 2016, each of our named executive officers had met his respective stock ownership guideline.

Clawback Rights and Prohibition Against Hedging

Since fiscal 2013 all of our individual LTSIP award agreements with employees contain a clawback provision. This same clawback language was also incorporated into the LTSIP itself in fiscal 2013 with the approval of our stockholders. A similar provision has been added to the annual AMIP program since fiscal 2016. Although we have not had to utilize these provisions, their purpose is to allow us to recoup performance-based awards or the value thereof, if and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or other law.

In order to prevent an appearance of improper conduct, executive officers and directors, among others, may not participate in transactions involving the hedging of our stock by trading in third-party derivative securities of our stock by writing or buying puts, calls, or other derivatives.

Perquisites and Other Benefits

Savings Plans and Health and Welfare Benefits

As with other eligible employees, we offer our named executive officers the following retirement savings opportunities and health and welfare benefits in order to help provide a reasonable level of support during and after employment with us and to attract, retain, and motivate employees with a competitive benefits package:

•

Named executive officers who are resident in the U.S. are eligible to participate in our 401(k) and Profit Sharing Plan on the same terms as other eligible employees. Each year, eligible employees may elect to defer up to 50% of their annual salary, up to the annual limit set by the Internal Revenue Code, on a before-tax or after-tax basis. We currently provide a 50% match on the first 6% of salary contributed by the participant to his or her plan account, as well as an annual contribution equal to 3% of salary. All participants are 100% vested in their contributions, the 3% annual contribution made by us, and any earnings on these contributions. Until a participant completes five years of service, our matching contributions and any profit sharing contributions and the earnings on those amounts vest at the rate of 20% a year at the end of each year of service. Thereafter, participants are 100% vested in these amounts as well. In addition, at the conclusion of each fiscal year the Committee analyzes our performance and has discretion to award a supplemental profit sharing contribution. The Committee did not award a supplemental profit sharing contribution for fiscal 2016.

•

Named executive officers generally are eligible to participate in our 1989 Employee Stock Purchase Plan on the same terms as other eligible employees, including an Internal Revenue Code Section 423 component that allows employees to purchase shares of Class A Stock at a discount through salary deductions. Due to their levels of stock ownership in our Company, however, neither our President and Chief Executive Officer nor our Chairman of the Board is eligible to participate in this plan.

•

Named executive officers also receive customary employee benefits, such as our standard medical, dental and vision benefits, long-term and short-term disability insurance programs, paid time off (vacation/sick leave), and life insurance programs, per the terms of those programs and in the same manner as other eligible employees.

In addition, named executive officers are eligible to participate in our 2005 Supplemental Executive Retirement Plan, which is a non-qualified retirement savings plan designed to provide participants with the benefit of our annual contributions and supplemental profit sharing contributions, if any, that could not be made under the 401(k) and Profit Sharing Plan due to Internal Revenue Code limitations. Further detail concerning this plan is provided under the heading “Nonqualified Deferred Compensation.”

Severance Benefits

During fiscal 2009, the Committee determined that it was appropriate to standardize our relationships with executive officers and approved the execution of employment agreements with each of our executive officers serving at that time. Our employment agreements executed during or after fiscal 2011 with our named executed officers do not include severance benefits in the event of retirement, the gross-up of any excise tax payments, or the post-employment continuation of aircraft or automobile benefits or product allowances. More information concerning these agreements and amounts payable to our named executive officers in the event of a severance or change-in-control event are described under the heading “Potential Payments upon Termination or Change-in-Control.”

Perquisites

We provide our named executive officers with perquisites and other personal benefits that we believe to be reasonable and competitive with those offered by comparable companies to their executive officers. The Committee believes these benefits further our objective of attracting, motivating, and retaining key executive talent and assist executive officers in dedicating the appropriate amount of time and attention to business initiatives. Other than taxes related to certain relocation benefits, our named executive officers pay the personal income taxes that are attributable to the taxable perquisites we provide. We offer the following to our named executive officers:

•

Automobile allowance; parking expenses – We provide an automobile allowance to our named executive officers. Mr. Hackett also receives reimbursement for parking expenses at our office in Chicago, Illinois. We believe these benefits are competitive with benefits provided to executives at comparable companies.

•

Travel services – We offer our named executive officers the use of our corporate aircraft when not needed for business purposes and the option of using car/driver services. Although these travel services may provide personal benefits to the executives, we believe these services also enhance the safety and security of our named executive officers and assist them to devote maximum time and attention to our business.

•

Product allowances – We provide product allowances to our named executive officers and believe that the product allowances enhance knowledge and appreciation of our products and serve as an additional tool to facilitate the role of our employees as ambassadors for our brands in both on- and off-premise retail establishments where making a purchase is important for customer relations and with third parties who we desire to sample our products. The current calendar year allowance is $10,000 for our Chairman of the Board and for our President and Chief Executive Officer and $5,000 for our other named executive officers.

•	Expanded annual physical health review on a voluntary basis – We offer our named executive officers an annual comprehensive health physical in order to encourage them to protect their health.

We may provide additional benefits to our named executive officers in special circumstances, such as the payment of cost of living adjustments, tax preparation fees and tax equalization costs in the event of an expatriate assignment, or relocation benefits (including related taxes) in the event of a new hire or transfer. The perquisites and other personal benefits we provided to our named executive officers during fiscal 2016 are further quantified in the Summary Compensation Table.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code provides that certain compensation in excess of $1 million per year paid to certain executive officers of a company who are employed at year-end may not be deductible by the company unless the compensation qualifies as performance-based compensation. The Committee recognizes the benefits of structuring executive compensation so that, where appropriate, Section 162(m) does not limit our tax deductions for compensation, and our LTSIP and AMIP have been designed so that the Committee may award performance-based compensation that is not subject to the limits imposed by Section 162(m). Under certain circumstances, such as the payment of cash bonus awards outside of the AMIP and the granting of restricted stock awards and RSUs, the Committee may decide to award executive compensation in an amount and form that is not deductible under Section 162(m).

Compensation Committee Report

The following report shall not be deemed incorporated by reference in any filing under the federal securities laws by virtue of any general incorporation of this Proxy Statement by reference and shall not otherwise be treated as filed under the federal securities laws.

We, the Human Resources Committee of the Board (which committee functions as the compensation committee of the Board), have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussions, have recommended to the Board the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference to this Proxy Statement, the Company’s 2016 Form 10-K.

Human Resources Committee:

Jerry Fowden (Chair)

Ernesto M. Hernández

Keith E. Wandell

Compensation Tables and Related Information

The following table sets forth the compensation awarded to, earned by or paid to our President and Chief Executive Officer, current and former Chief Financial Officers, and three other most highly compensated executive officers for fiscal 2016 (our fiscal year ended February 29, 2016). These individuals are referred to as “named executive officers.” Where applicable, the following table also sets forth the compensation awarded to, earned by or paid to these named executive officers for fiscal 2015 (our fiscal year ended February 28, 2015) and fiscal 2014 (our fiscal year ended February 28, 2014).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert Sands, President and Chief Executive Officer	2016	1,278,647	2,566,018	2,216,779	2,431,372	822,411	9,315,227
	2015	1,247,454	2,455,149	2,181,293	1,952,645	731,216	8,567,757
	2014	1,215,079	4,478,506	1,961,535	2,025,293	729,848	10,410,261
Richard Sands, Chairman of the Board	2016	1,253,707	—	3,238,506	2,383,951	559,374	7,435,538
	2015	1,223,106	—	3,186,668	1,914,532	660,057	6,984,363
	2014	1,191,336	—	2,865,766	1,985,719	472,678	6,515,499
David Klein, Executive Vice President and Chief Financial Officer (5)	2016	474,747	638,275	555,372	498,360	48,618	2,215,372
Robert Ryder, Former Executive Vice President and Chief Financial Officer (6)	2016	274,079	842,694	727,005	—	2,443,937	4,287,715
	2015	611,838	805,737	715,486	558,666	40,494	2,732,221
	2014	595,911	1,813,059	643,286	579,404	42,689	3,674,349
William F. Hackett, Executive Vice President and Chairman, Beer Division	2016	592,268	793,922	686,424	656,956	55,576	2,785,146
	2015	565,366	760,572	675,501	516,233	38,799	2,556,471
	2014	389,730	2,782,621	678,363	636,419	33,769	4,520,902
John A. Wright, Executive Vice President and President, Canadian Business	2016	623,454	837,276	722,534	691,547	46,060	2,920,871
	2015	608,168	800,317	710,942	555,314	42,225	2,716,966
	2014	592,350	807,229	639,348	575,942	52,914	2,667,783

(1)	These amounts represent the full grant date fair value of awards of restricted stock units (“RSUs”) and performance share units (“PSUs”) granted in each fiscal year noted. For all PSUs granted in fiscal 2016 and 2015 and for those PSUs granted in fiscal 2014 having relative total stockholder return (“TSR”) as the performance criterion, the grant date fair value was determined using a Monte Carlo simulation model. For special fiscal 2014 PSU awards whose performance criterion relates to an expansion of our Mexican brewery, the grant date fair value is based upon the market price of our Class A Stock on the grant date and the probable outcome of the performance condition as of the grant date (which was performance at target level). Each amount included in this column represents the aggregate amount that we expected to expense for grants in accordance with FASB ASC Topic 718 over the grants’ respective vesting schedules. Assumptions used in calculating these values with respect to PSUs may be found in Note 15 of our financial statements in our 2016 Form 10-K. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. Each of these amounts reflects our expected aggregate accounting expense for these awards as of the grant dates and do not necessarily correspond to the actual values that will be expensed by us or realized by the named executive officers. Since the performance criteria underlying certain of the fiscal 2014 PSUs and all of the fiscal 2015 and 2016 PSUs (i.e., TSR performance relative to that of companies in the S&P 500 Index) are each considered a market condition as opposed to a performance condition for accounting purposes, the expense associated with those awards is not subject to fluctuation based on the probable outcome, and is therefore reported at maximum value. The remaining fiscal 2014 PSUs can only vest, if at all, at target level. A more complete description of the fiscal 2016 PSUs can be found in the Compensation Discussion and Analysis under the heading “Long-Term Equity-Based Incentive Awards” and subheading “Named Executive Officer Awards – Fiscal 2016.” See the Grants of Plan-Based Awards in Fiscal 2016 and the Outstanding Equity Awards at February 29, 2016 tables for additional information.

(2)	These amounts represent the full grant date fair value of awards of stock options granted in each fiscal year noted. This represents the aggregate amount that we expected to expense for such grants in accordance with FASB ASC Topic 718 over the grants’ respective vesting schedules. Assumptions used in calculating these values may be found in Note 15 of our financial statements in our 2016 Form 10-K. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. These amounts reflect our expected aggregate accounting expense for these awards as of the grant dates and do not necessarily correspond to the actual values that will be expensed by us or realized by the named executive officers. See the Grants of Plan-Based Awards in Fiscal 2016 and the Outstanding Equity Awards at February 29, 2016 tables below for additional information.

(3)	These amounts reflect cash payments made under our Annual Management Incentive Plan (“AMIP”) in April 2016 for fiscal 2016, in April 2015 for fiscal 2015, and in April 2014 for fiscal 2014. A detailed description of the fiscal 2016 payments can be found in the Compensation Discussion and Analysis under the heading “Short-Term Cash Incentive Bonuses” and subheading “Annual Management Incentive Plan – Fiscal 2016.”

(4)	Because our 401(k) Plan and Profit Sharing Plan and 2005 Supplemental Executive Retirement Plan each operate on a calendar year basis, the amounts set forth below in those columns include for the 2015 calendar year (i) Company contributions under our 401(k) and Profit Sharing Plan (including both Company matching contributions and Company annual profit sharing contributions), and (ii) Company contributions under our 2005 Supplemental Executive Retirement Plan. Contributions under our 401(k) and Profit Sharing Plan and our 2005 Supplemental Executive Retirement Plan are reported in the year in which they are accrued or earned, as opposed to the year in which they are approved or contributed.

Name	Company contributions under the 401(k) and Profit Sharing Plan ($)	Company contributions under the 2005 Supplemental Executive Retirement Plan ($)	Perquisites and Other Personal Benefits ($)(a)	Payments upon Separation ($)(b)	Total “All Other Compensation” ($)
Robert Sands	15,900	30,264	776,247		822,411
Richard Sands	15,900	29,519	513,955		559,374
David Klein (c)	15,900	5,216	27,502		48,618
Robert Ryder	15,900	—	22,800	2,405,237	2,443,937
William F. Hackett	15,900	9,751	29,925		55,576
John A. Wright	15,900	10,683	19,477		46,060

(a)	The perquisites and other personal benefits set forth above are for fiscal 2016. Perquisites and other personal benefits provided to our named executive officers in fiscal 2016 included personal use of our corporate aircraft, automobile allowances, car/driver services, parking expenses, product allowances, physical health review, and tax preparation expenses. During fiscal 2016 we did not provide a tax gross-up to any named executive officer. Amounts for fiscal 2016 include $719,258 for Mr. Robert Sands for personal use of corporate aircraft and $494,820 for Mr. Richard Sands for personal use of corporate aircraft.

Values noted above for the personal use of our corporate aircraft represent the aggregate incremental cost to us for such use. The aggregate incremental cost of personal use of the corporate aircraft includes (i) the cost of fuel (using aircraft-specific average consumption rates per hour and aircraft-specific average fuel costs), (ii) ordinary aircraft maintenance (using aircraft-specific average maintenance costs per hour), and (iii) specific trip-related expenses, including crew hotel and meals, on-board catering, trip-related landing fees, hangar and parking costs, and similar costs. Since our aircraft are used primarily for business travel, the methodology excludes fixed, capital, and similar costs. In instances where family members or guests fly on our aircraft as additional passengers on business flights with an executive, the aggregate incremental cost to us is de minimis in amount, and no amount is reflected in the table for these additional passengers.

(b)

The amounts reported for Mr. Ryder in the 2016 row of the “All Other Compensation” column include the following amounts paid or earned under his employment agreement through the end of fiscal year 2016 in connection with his departure: (i) $2,340,013 in severance, consisting of two times base salary and average bonus; (ii) $36,024 in payments for two years of continued medical and dental coverage (which will be paid in 23 monthly installments); (iii) $19,200 for two years of continued automobile allowance (which will be paid in 23 monthly installments); (iv) $10,000 for two years of product allowance, which will be reimbursed up to $5,000 in each of the next two years; and (v) $14,000 worth of outplacement services, which may be used within the 18-month period following his departure. Payment of certain of such amounts were delayed for six months pursuant to the terms of Mr. Ryder’s employment agreement.

(c)	Mr. Klein was Chief Financial Officer of Constellation Europe from March 2007 until April 2009. In connection with such assignment, we equalize Mr. Klein’s net tax position for differences between taxes in the United States and the United Kingdom. For Mr. Klein’s 2015 tax year, his hypothetical tax obligation exceeded by $2,416 the amount of taxes actually withheld or otherwise paid by him. His compensation numbers in this table have not been reduced by this amount.

(5)	Mr. Klein became our Executive Vice President and Chief Financial Officer effective June 12, 2015.

(6)	Mr. Ryder departed as the Company’s Executive Vice President and Chief Financial Officer effective June 11, 2015, and remained an employee of the Company through July 20, 2015.

Grants of Plan-Based Awards in Fiscal 2016

	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name			Target ($)(1)	Threshold (#)	Target (#)	Maximum (#)
Robert Sands	AMIP	NA	5,000,000
	PSU	4/28/15		2,368	9,470	18,940				1,456,892
	RSU	4/28/15					9,470			1,109,126
	SO	4/28/15						64,460	117.12	2,216,779
Richard Sands	AMIP	NA	5,000,000
	SO	4/28/15						94,170	117.12	3,238,506
David Klein	AMIP	NA	3,505,086
	PSU	4/28/15		205	820	1,640				126,151
	RSU	4/28/15					820			96,038
	SO	4/28/15						6,500	117.12	190,060
	PSU	6/29/15		398	1,590	3,180				232,282
	RSU	6/29/15					1,590			183,804
	SO	6/29/15						11,010	115.60	365,312
Robert Ryder	AMIP	NA
	PSU	4/28/15		778	3,110	6,220				478,451
	RSU	4/28/15					3,110			364,243
	SO	4/28/15						21,140	117.12	727,005
William F. Hackett	AMIP	NA	4,673,448
	PSU	4/28/15		733	2,930	5,860				450,760
	RSU	4/28/15					2,930			343,162
	SO	4/28/15						19,960	117.12	686,424
John A. Wright	AMIP	NA	4,673,448
	PSU	4/28/15		773	3,090	6,180				475,375
	RSU	4/28/15					3,090			361,901
	SO	4/28/15						21,010	117.12	722,534

NA = Not Applicable

(1)

These amounts represent the eligible award pool that was established for each named executive officer for fiscal 2016 under our AMIP. While the actual eligible award pool calculation for each of Messrs. Robert and Richard Sands equates to $9,346,895, under the plan no individual payout for a fiscal year or other performance period may exceed $5 million. These amounts do not represent actual payouts to the named executive officers. No threshold or maximum levels were associated with the creation of these eligible award pools. The method for determining these amounts as well as the actual awards for named executive officers for fiscal 2016 are described in the Compensation Discussion and Analysis under the heading “Short-Term Cash Incentive Bonuses” and subheading “Annual Management Incentive Plan – Fiscal 2016.” The actual award paid to each named executive officer under the plan for fiscal 2016 is set forth above in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)	These amounts represent the number of shares of Class A Stock that may be issued to the named executive officers pursuant to the terms of PSU awards granted under our Long-Term Stock Incentive Plan (“LTSIP”). The PSU awards granted on April 28, 2015 and June 29, 2015 provide for a range of potential payouts (based on our TSR performance relative to that of companies in the S&P 500 Index) and for settlement in shares of Class A Stock. The terms of the fiscal 2016 PSU awards are further described in the Compensation Discussion and Analysis under the heading “Long-Term Equity-Based Incentive Awards” and subheading “Named Executive Officer Awards – Fiscal 2016” and in the Outstanding Equity Awards at February 29, 2016 table. These PSUs are generally scheduled to vest, if at all, on May 1, 2018 based on the level of achievement for the performance criteria associated with these awards.

(3)	These amounts represent the number of RSUs granted to the named executive officers under our LTSIP. Any payouts associated with the vesting of these awards will be made in shares of Class A Stock. Further information concerning these awards can be found in the Compensation Discussion and Analysis under the heading “Long-Term Equity-Based Incentive Awards” and subheading “Named Executive Officer Awards – Fiscal 2016” and in the Outstanding Equity Awards at February 29, 2016 table. These RSUs generally are scheduled to vest at 25% of the award per year at each of the first four annual anniversaries of May 1, 2015.

(4)	These amounts represent the number of options to purchase shares of Class 1 Stock granted to the named executive officer under our LTSIP. These stock options are scheduled to vest and become exercisable at 25% of the award per year at each of the first four annual anniversaries of the grant date. Further information concerning these awards can be found in the Compensation Discussion and Analysis under the heading “Long-Term Equity-Based Incentive Awards” and subheading “Named Executive Officer Awards – Fiscal 2016” and in the Outstanding Equity Awards at February 28, 2016 table. No trading market exists for Class 1 Stock. Class 1 Stock may be converted into shares of Class A Stock on a one-for-one basis, provided such conversion is permitted only if the holder immediately sells the Class A Stock. Under the plan, the fair market value of a share of Class 1 Stock is equal to the fair market value of a share of Class A Stock unless the Human Resources Committee of the Board determines otherwise.

(5)	The exercise price of these stock options, which relate to Class 1 Stock (for which there is no public trading market), is the NYSE closing price of a share of Class A Stock on the grant date.

(6)	These amounts represent the full grant date fair value of the PSUs, RSUs, and stock options, respectively, granted in fiscal 2016. This represents the aggregate amount that we expected to expense for such grants in accordance with FASB ASC Topic 718 over the grants’ respective vesting schedules. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations.

Employment Agreements

We entered into employment agreements with each of our named executive officers, with the exception of Messrs. Klein, Hackett and Wright, in May 2008. In November 2010, the Company entered into an executive employment agreement with Mr. Wright. In June 2013, the Company (and its indirect wholly-owned subsidiary, Crown Imports LLC) entered into an executive employment agreement with Mr. Hackett in connection with his appointment as an officer of the Company at that time. The Company entered into an executive employment agreement with Mr. Klein in connection with his promotion to Executive Vice President and Chief Financial Officer in June 2015.

The current term of the agreements with each of our named executive officers expires at the end of our fiscal year, at which time they each automatically renew for an additional one year period. Each agreement will continue to renew for successive one year periods unless we provide at least 180 days’ notice of a decision not to renew such agreement. These agreements provide for an initial annual base salary level for each executive, which may be adjusted upward by the Human Resources Committee. The following table presents the minimum annual base salary levels for the named executive officers set forth in their respective employment agreements:

Name	Minimum Base Salary ($)
Robert Sands	1,081,500
Richard Sands	1,114,048
David Klein	530,000
Robert Ryder	530,400
William F. Hackett	567,368
John A. Wright	500,000

Actual fiscal 2016 salaries for the named executive officers are set forth above in the Summary Compensation Table. The employment agreements do not provide for any specific perquisites or other personal benefits for the named executive officers during their terms of employment.

Outstanding Equity Awards at February 29, 2016

The following table presents information concerning outstanding stock option, restricted stock, RSU, and PSU awards to each of the named executive officers as of February 29, 2016. Mr. Ryder did not have any outstanding equity awards as of February 29, 2016. Any vested stock options were either exercised or forfeited by Mr. Ryder within 90 days following his departure, and unvested restricted stock, RSUs and PSU awards were forfeited upon his departure.

			Option Awards (1)				Stock Awards (2)
Name	Grant Date	Grant Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date (4)	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Robert Sands	4/6/2009	SO	698,190		11.85	4/6/2019
	4/5/2010	SO	330,330		16.67	4/5/2020
	4/5/2011	SO	274,000		20.60	4/5/2021
	4/3/2012	SO	159,285	53,095	24.50	4/3/2022
	4/3/2012	RSU					12,122	1,714,414
	4/26/2013	SO	57,280	57,280	47.79	4/26/2023
	4/26/2013	RSU					10,974	1,552,053
	4/26/2013	PSU					43,900	6,208,777
	7/24/2013	RSU					13,100	1,852,733
	7/24/2013	PSU							26,200	3,705,466
	4/28/2014	SO	18,003	54,007	79.61	4/28/2024
	4/28/2014	RSU					10,192	1,441,455
	4/28/2014	PSU							27,180	3,844,067
	4/28/2015	SO		64,460	117.12	4/28/2025
	4/28/2015	RSU					9,470	1,339,342
	4/28/2015	PSU							18,940	2,678,684

			Option Awards (1)				Stock Awards (2)
Name	Grant Date	Grant Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date (4)	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Richard Sands	4/6/2009	SO	719,200		11.85	4/6/2019
	4/5/2010	SO	538,520		16.67	4/5/2020
	4/5/2011	SO	435,780		20.60	4/5/2021
	4/3/2012	SO	267,773	89,257	24.50	4/3/2022
	4/26/2013	SO	83,686	83,684	47.79	4/26/2023
	4/28/2014	SO	26,300	78,900	79.61	4/28/2024
	4/28/2015	SO		94,170	117.12	4/28/2025
David Klein	10/3/2007	SO	4,300		24.62	10/3/2017
	4/1/2008	SO	24,350		19.12	4/1/2018
	4/6/2009	SO	22,900		11.85	4/6/2019
	4/5/2010	SO	25,980		16.67	4/5/2020
	4/5/2011	SO	21,760		20.60	4/5/2021
	4/3/2012	SO	8,730	2,910	24.50	4/3/2022
	4/3/2012	RSU					1,077	152,320
	4/26/2013	SO	4,400	4,400	47.79	4/26/2023
	4/26/2013	RSU					794	112,295
	4/26/2013	PSU					3,180	449,747
	7/24/2013	RSU					2,950	417,219
	7/24/2013	PSU							2,950	417,219
	4/28/2014	SO	1,638	4,912	79.61	4/28/2024
	4/28/2014	RSU					817	115,548
	4/28/2014	PSU							2,180	308,317
	6/30/2014	RSU					3,980	562,891
	4/28/2015	SO		6,500	117.12	4/28/2025
	4/28/2015	RSU					820	115,973
	4/28/2015	PSU							1,640	231,945
	6/29/2015	SO		11,010	115.60	6/29/2025
	6/29/2015	RSU					1,590	224,874
	6/29/2015	PSU							3,180	449,747
William F. Hackett	6/7/2013	SO	17,140	17,140	53.34	6/7/2023
	6/7/2013	RSU					3,140	444,090
	6/7/2013	RSU					37,500	5,303,625
	6/7/2013	PSU					12,560	1,776,361
	4/28/2014	SO	5,575	16,725	79.61	4/28/2024
	4/28/2014	RSU					3,157	446,495
	4/28/2014	PSU							8,420	1,190,841
	4/28/2015	SO		19,960	117.12	4/28/2025
	4/28/2015	RSU					2,930	414,390
	4/28/2015	PSU							5,860	828,780

			Option Awards (1)				Stock Awards (2)
Name	Grant Date	Grant Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date (4)	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
John A. Wright	4/1/2008	SO	58,100		19.12	4/1/2018
	4/5/2010	SO	90,080		16.67	4/5/2020
	4/5/2011	SO	91,310		20.60	4/5/2021
	4/3/2012	SO	58,508	19,502	24.50	4/3/2022
	4/3/2012	RSU					3,547	501,652
	4/26/2013	SO	18,670	18,670	47.79	4/26/2023
	4/26/2013	RSU					3,574	505,471
	4/26/2013	PSU					14,300	2,022,449
	4/28/2014	SO	5,868	17,602	79.61	4/28/2024
	4/28/2014	RSU					3,322	469,830
	4/28/2014	PSU							8,860	1,253,070
	4/28/2015	SO		21,010	117.12	4/28/2025
	4/28/2015	RSU					3,090	437,019
	4/28/2015	PSU							6,180	874,037

(1)	Stock options relate to Class 1 Stock, which upon exercise are convertible to Class A Stock. The vesting schedule for all stock option awards set forth in the table that were not fully vested on February 29, 2016 is 25% of the award per year at each of the first four annual anniversaries of the grant date. In addition, all such stock options would vest upon the occurrence of certain events, as set forth under the heading “Termination or Change-in-Control” and subheading “Equity Awards.”

(2)	Unvested RSU awards, and PSU awards whose performance periods have been completed (but whose related service vesting periods extend beyond fiscal 2016) are reflected in the first two columns of this section, while PSUs with performance periods extending beyond fiscal 2016 are reflected in the final two columns.

(3)	The exercise price of a stock option is the NYSE closing price for a share of Class A Stock on the grant date.

(4)	All stock option awards set forth in the table were granted with ten-year terms.

(5)	Except as noted below, the vesting schedule for RSU awards is 25% of the award per year at each of the first four annual anniversaries of May 1 of the year of grant. The June 7, 2013 grant of 37,500 RSUs to Mr. Hackett fully vested on May 1, 2016. The RSU awards granted to Messrs. Robert Sands and Klein on July 24, 2013 are scheduled to fully vest on July 1, 2016. In addition, all restricted stock and RSU awards would vest upon the occurrence of certain events, as set forth under the heading “Termination or Change-in-Control” and subheading “Equity Awards.”

The vesting of the April 26, 2013 PSU awards to Messrs. Robert Sands, Klein and Wright is based on our fiscal 2014-2016 TSR performance as compared to companies in the S&P 500 Index. In April 2016, the Human Resources Committee of the Board certified that the fiscal 2014-2016 performance equated to the maximum level of achievement, and the number of units associated with this performance level is included in this column. These PSU awards required continued service through May 1, 2016 and were paid out to each named executive officer on or immediately after such date. Therefore, those awards are reflected in the table as they had not vested as of the end of fiscal 2016.

The vesting of the June 7, 2013 PSU award to Mr. Hackett is based on our TSR performance from June 1, 2013 through the end of fiscal 2016 as compared to companies in the S&P 500 Index. In April 2016, the Human Resources Committee of the Board certified that performance for the period of June 1, 2013 through the end of fiscal 2016 equated to the maximum level of achievement, and the number of units associated with this performance level is included in this column. This PSU award required continued service through May 1, 2016 and was paid out on or immediately after such date. Therefore, this award is reflected in the table as it had not vested as of the end of fiscal 2016.

(6)	These amounts are based on the February 29, 2016 NYSE closing price of $141.43 for a share of Class A Stock.

(7)	The vesting of the July 24, 2013 PSU awards to Messrs. Robert Sands and Klein is based on whether or not a current expansion project regarding our Mexican brewery is completed by June 7, 2016 (and whether they remain employed with us until the July 1, 2016 service vesting date). Based on our expectation as of February 29, 2016, the amounts set forth in this column assume a payout at the target level for these awards (which can only vest at target level). There would be no payout of shares for these awards, however, if the expansion is not completed on time.

The vesting of the April 28, 2014 PSU awards to Messrs. Robert Sands, Klein, Hackett and Wright is based on our fiscal 2015-2017 TSR performance as compared to companies in the S&P 500 Index. Based on our fiscal 2015 and fiscal 2016 TSR performance as compared to companies in the S&P 500 Index, the amounts set forth in this column assume a payout at the maximum level for these awards. As the actual payout, if any, for these PSUs will be determined based on our TSR performance as compared to companies in the S&P 500 Index during the entire performance period (and whether the named executive officer remains employed with us until the May 1, 2017 service vesting date), any actual payout of shares may be less than the amount reflected.

The vesting of the April 28, 2015 PSU awards to Messrs. Robert Sands, Klein, Hackett and Wright is based on our fiscal 2016-2018 TSR performance as compared to companies in the S&P 500 Index. Based on our fiscal 2016 TSR performance as compared to companies in the S&P 500 Index, the amounts set forth in this column assume a payout at the maximum level for these awards. As the actual payout, if any, for these PSUs will be determined based on our TSR performance as compared to companies in the S&P 500 Index during the entire performance period (and whether the named executive officer remains employed with us until the May 1, 2018 service vesting date), any actual payout of shares may be less than the amount reflected.

In addition, all PSU awards would either vest at the target level or on a pro-rated basis upon the occurrence of certain events, as set forth under the heading “Termination or Change-in-Control” and subheading “Equity Awards.”

Further information concerning the fiscal 2016 awards can be found in the Compensation Discussion and Analysis under the heading “Long-Term Equity-Based Incentive Awards” and subheading “Named Executive Officer Awards – Fiscal 2016” and in the Grants of Plan-Based Awards in Fiscal 2016 table.

Option Exercises and Stock Vested in Fiscal 2016

The following table presents information concerning stock option exercises and shares of stock acquired upon vesting of RSU or PSU awards by each of the named executive officers in fiscal 2016:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert Sands	1,033,827	117,431,258	132,055	15,475,525
Richard Sands	1,148,826	130,369,787	—	—
David Klein	30,000	3,709,072	11,538	1,352,138
Robert Ryder	459,652	48,782,140	39,162	4,589,395
William F. Hackett	32,700	3,375,209	2,623	307,389
John A. Wright	—	—	38,555	4,518,260

(1)	These amounts reflect the aggregate of the differences between the exercise price of the stock option and the market price of a share of Class A Stock at the time of exercise for each stock option exercise by a named executive officer in fiscal 2016.

(2)	These amounts reflect the value realized from the vesting of RSU and PSU awards on the vesting date, the value of which were based on the NYSE closing price for a share of Class A Stock on that date.

Pension Benefits

We do not maintain any tax-qualified pension plans or nonqualified or supplemental defined benefit plans. We maintain the Constellation Brands, Inc. 401(k) and Profit Sharing Plan, a tax qualified, defined contribution plan described in the CD&A under the heading “Perquisites and Other Benefits” and the subheading “Savings Plans and Health and Welfare Benefits.”

Nonqualified Deferred Compensation

In addition to our 401(k) and Profit Sharing Plan, certain U.S. employees, including each of the named executive officers, are also eligible to participate in our 2005 Supplemental Executive Retirement Plan, which is a nonqualified deferred compensation plan. The 2005 Supplemental Executive Retirement Plan and its predecessor plan, the Supplemental Executive Retirement Plan (in which employees, including named executive officers, may have balances but to which no further contributions will be made), are designed to provide participants with the benefit of our annual profit sharing contributions and, if applicable, supplemental profit sharing contributions that could not be made to their accounts under the 401(k) and Profit Sharing Plan due to Internal Revenue Code limitations. The 2005 Supplemental Executive Retirement Plan is also designed to satisfy Section 409A of the Internal Revenue Code.

Participants may direct the investment of their accounts under our plans into investment options that are similar to those offered under our 401(k) and Profit Sharing Plan. Contributions to the 2005 Supplemental Executive Retirement Plan currently vest consistently with the vesting of our annual profit sharing contributions under the 401(k) and Profit Sharing Plan. Accounts are distributed in a single lump sum upon a separation from service and in accordance with Section 409A.

The Company contributes to the 2005 Supplemental Executive Retirement Plan on behalf of each eligible participant, including the named executive officers, a sum equal to the amount of the annual profit sharing contribution, if any, that a participant would have otherwise received under the 401(k) and Profit Sharing Plan on the portion of his or her salary that exceeded the applicable Internal Revenue Code limits. Named executive officers do not make contributions under the 2005 Supplemental Executive Retirement Plan. See the following table for additional information.

Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Robert Sands	30,264	(160,745)	—	1,098,662
Richard Sands	29,519	(166,318)	—	1,271,992
David Klein	5,216	(301)	—	2,907
Robert Ryder	—	(8,533)	150,362	—
William F. Hackett	9,751	(15,709)	—	132,501
John A. Wright	10,683	(6,861)	—	87,466

(1)	Because the 2005 Supplemental Executive Retirement Plan operates on a calendar year basis, these amounts reflect our contributions credited to the account of each named executive officer for the 2015 calendar year, regardless of whether such amounts were contributed during or after the 2015 calendar year. All of these amounts are reflected in the Summary Compensation Table.

(2)	These amounts represent the aggregate earnings during fiscal 2016 on the accounts held for each named executive officer under the 2005 Supplemental Executive Retirement Plan and, if applicable, its predecessor plan. None of these amounts are reflected in the Summary Compensation Table.

(3)	These amounts represent the fiscal 2016 year-end aggregate balance of the accounts held for each named executive officer under the 2005 Supplemental Executive Retirement Plan and, if applicable, its predecessor plan. The following portions of these amounts were reflected in our Summary Compensation Tables for years prior to fiscal 2016: Mr. Robert Sands – $561,588; Mr. Richard Sands – $660,619; Mr. Klein – $0; Mr. Hackett – $18,464; and Mr. Wright – $30,432.

Potential Payments upon Termination or Change-in-Control

The employment agreements with our named executive officers provide the following severance payments and benefits in the event an executive’s employment terminates upon the expiration of the employment agreement or if the executive’s employment (i) terminates during the term of the agreement for any named executive officer (other than Messrs. Klein, Hackett and Wright) due to death, disability (which requires the executive to be unable to perform his duties for six months as determined by the Board), or retirement (which requires an executive to be at least 60 years of age and have 10 years of service), (ii) is terminated by the executive for “good reason,” or (iii) is terminated by us for any reason other than “for cause” (each, a “qualifying termination”):

•

in the case of Mr. Robert Sands and Mr. Richard Sands, three (3) times base salary and three (3) times the average annual bonus paid to the executive over the prior three (3) fiscal years; and in the case of all other named executive officers, two (2) times base salary and two (2) times the average annual bonus paid to the executive over the prior three (3) fiscal years;

•

payments equal to the total monthly cost of the executive’s medical and dental coverage in effect at the time of termination extending for 36 months in the case of Mr. Robert Sands and Mr. Richard Sands and 24 months in the case of the other named executive officers;

•	in the case of all named executive officers, outplacement services for a period of up to 18 months;

•

in the case of Mr. Robert Sands and Mr. Richard Sands, continued personal use of our corporate aircraft, when not needed for business purposes, at comparable levels to that provided over the three-year period prior to termination and continued participation in our annual product allowance program, each for a period of three (3) years following termination; and in the case of Mr. Ryder, automobile allowance payments and continued participation in our annual product allowance program, each for a period of two (2) years following termination;

•

following a change in control of the Company, in the case of Mr. Robert Sands and Mr. Richard Sands, payment of any excise taxes, penalties or interest attributed to payments related to a change-in-control under Sections 280G and 4999 of the Internal Revenue Code on a grossed-up basis; and

•

upon the request of Mr. Wright within 90 days of a termination by him for “good reason” or by the Company other than “for cause” and so long as he is not a U.S. citizen at such time, the Company will provide reasonable relocation assistance for his return to Canada pursuant to the Company’s relocation policy then in effect.

An estimate of these severance payments and benefits upon a qualifying termination as of the end of fiscal 2016 is set forth under the subheading “Severance Benefits.”

Each of our named executive officers’ agreements defines a “for cause termination” to mean that we terminate the executive for (i) any intentional, non-incidental misappropriation of our funds or property; (ii) unreasonable (and persistent) neglect or refusal to perform his duties (and which is not remedied within 30 days after written notice); (iii) the material breach of any restrictive covenant, or divulging our confidential information or trade secrets or using such information in connection with any outside business activity; or (iv) a conviction of a felony.

The agreements for Messrs. Klein, Hackett and Wright define a “good reason termination” as the executive’s ability to terminate his employment for the occurrence of any of the following events without his consent: (i) a material reduction of the executive’s employment band or his duties and responsibilities; (ii) a material reduction of the executive’s base salary; or, (iii) a material breach of the executive’s employment agreement by us. Under the agreements for Messrs. Richard and Robert Sands and Mr. Ryder, a “good reason termination” includes the above events, and additionally, an action by us to move their principal workplace to a location more than 30 miles from our headquarters.

In order to receive these benefits, a terminating executive must execute a release in favor of us and agree not to compete with us without our consent for a period of three years in the case of Mr. Robert Sands and Mr. Richard Sands or two years in the case of the other executives. The agreements also prohibit the executives, for a period of 18 months after termination in the case of Mr. Robert Sands or Mr. Richard Sands and for a period of 12 months after termination in the case of the other executives, from seeking to induce our employees to leave their employment with us.

Finally, the agreements provide the executives with certain indemnification rights and prohibit the executives, whether during or after employment, from divulging our confidential information or trade secrets or using such information in connection with any outside business activity. Additional information concerning these agreements is set forth above in the Compensation Discussion and Analysis under the heading “Perquisites and Other Benefits” and subheading “Severance Benefits.”

Termination or Change-in-Control

The following information describes and quantifies certain compensation and benefits for our named executive officers that would have become payable if a named executive officer’s employment had terminated on February 29, 2016 (being the end of fiscal 2016), based on the terms and conditions of our agreements, plans, and arrangements. These benefits are in addition to the benefits generally available to salaried employees in the U.S., such as our 401(k) and Profit Sharing Plan, 1989 Employee Stock Purchase Plan, life and disability insurance programs, and medical, dental and vision benefits.

Many factors can affect the nature and amount of the compensation and benefits that a named executive officer may receive upon a termination of employment. Factors that could affect these amounts include the nature of or basis for such termination, the timing during the year of any such event, whether and when a named executive officer decides to exercise stock options and our stock price on that date, that named executive officer’s age and years of service, and the exercise of discretion by the Board or the Human Resources Committee of the Board regarding the payment of compensation and benefits. No such discretion was exercised by the Board or the Human Resources Committee of the Board in connection with Mr. Ryder’s departure in July 2015. As of February 29, 2016, Mr. Richard Sands and Mr. Hackett were the only named executive officers eligible for retirement, in the case of Mr. Richard Sands, under the terms of his employment agreement and the LTSIP, and in the case of Mr. Hackett, under the terms of the LTSIP.

Severance Benefits. The following table presents information concerning the severance payments each named executive officer would have received if that executive had qualified for benefits under his respective employment agreement in connection with a qualifying termination as of February 29, 2016. Mr. Ryder is not included in the following table due to his departure from the Company prior to the end of fiscal 2016. The actual amount of severance payments and benefits paid to or earned by him in connection with his departure is set forth in footnote 4 to the Summary Compensation Table.

Name	Severance Pay ($)(1)	Medical and Dental ($)(2)	Aircraft ($)(3)	Product Allowance ($)(4)	Outplacement Services and Relocation Services ($)(5)	Estimated Excise Tax Gross-Ups ($)(6)	Total ($)
Robert Sands	10,270,610	40,648	1,974,547	30,000	14,000	—	12,329,805
Richard Sands	10,070,202	39,383	1,500,472	30,000	14,000	—	11,654,057
David Klein	1,829,469	—	NA	NA	14,000	NA	1,843,469
William F. Hackett	2,398,805	35,802	NA	NA	14,000	NA	2,448,607
John A. Wright	2,470,402	35,802	NA	NA	235,379	NA	2,741,583

NA = Not Applicable

(1)	For Mr. Robert Sands and Mr. Richard Sands, these amounts represent (i) three times the base salary in effect on February 29, 2016 and (ii) three times the average annual bonus paid during the three most recently completed fiscal years (including fiscal 2016). For the other named executive officers, these amounts represent (i) two times the base salary in effect on February 29, 2016 and (ii) two times the average annual bonus paid during the three most recently completed fiscal years (including fiscal 2016).

(2)	For Mr. Robert Sands and Mr. Richard Sands, these amounts represent the total cost of the executive’s medical and dental coverage in effect on February 29, 2016 for a period of 36 months. For the other named executive officers, these amounts represent the total cost of the executive’s medical and dental coverage in effect on February 29, 2016 for a period of 24 months.

(3)	For Mr. Robert Sands and Mr. Richard Sands, these amounts represent the estimated aggregate incremental cost of continued personal use of our aircraft for three years (when not needed by us for business purposes) at comparable levels to that provided during the three most recently completed fiscal years (including fiscal 2016).

(4)	For Mr. Robert Sands and Mr. Richard Sands, these amounts represent the maximum value of continued participation in our annual product allowance program as in effect on February 29, 2016 for a period of three years.

(5)	We have estimated the cost of providing each named executive officer with 18 months of outplacement services at $14,000. Mr. Wright’s amount also includes an estimate of $221,379 for the cost of relocation services back to Canada, including a tax gross-up estimated at $23,123, pursuant to our relocation policy. Such relocation expenses would only be incurred, however, if Mr. Wright were to make a request, within 90 days of a qualifying termination event, to return to Canada.

(6)	We do not believe any excise tax gross-up payments would have been incurred due to a termination of the employment of any named executive officer on February 29, 2016 in connection with a change-in-control. Pursuant to the terms of their employment agreements, Messrs. Klein, Hackett and Wright are not eligible for an excise tax gross-up payment under such circumstances. Instead, their employment agreements each provide for a “best net” approach under which the severance payment is either reduced to an amount $1 below that which would subject him to the excise tax or, if it would provide a greater net payment to him after his payment of any excise tax, paid in full without any gross-up payment from us.

These payments would be made pursuant to the terms of the employment agreements and in accordance with Section 409A of the Internal Revenue Code. Generally, severance pay and six months’ worth of medical and dental payments would be paid on the first business day of the seventh month following the officer’s separation from service with monthly medical and dental payments continuing thereafter until fully paid.

Equity Awards. The unvested equity awards held by each of the named executive officers are described above in the Outstanding Equity Awards at February 29, 2016 table. We made each of those awards pursuant to our LTSIP. The following chart summarizes the various vesting provisions in our outstanding awards under this plan that were not fully vested as of February 29, 2016:

Potential Equity Vesting Triggers
Equity Type	Change-in- Control (1)	Death or Disability (1)	Retirement (1)	For Cause Termination (1)	Other Voluntary or Involuntary Termination

Stock Options (pre-fiscal 2015)	Yes	Yes(2)	Yes(2)	No	No

Stock Options (fiscal 2015, 2016)	Yes	Yes(3)	Yes(4)	No	No

RSUs (fiscal 2013-2014)	Yes	Yes	No	No	No

RSUs (fiscal 2015, 2016)	Yes	Yes	Yes(5)	No	No

PSUs (pre-fiscal 2015)	Yes(6)	Yes(6)	No	No	No

PSUs (fiscal 2015, 2016)	Yes(6)	Yes(6)	Yes(7)	No	No

(1)	As defined in the LTSIP and the applicable award agreements issued thereunder.
(2)	Vest at 100% with an exercise period of one year (or, if earlier, until the stock option expiration date).
(3)	Vest at 100% with an exercise period of three years (or, if earlier, until the stock option expiration date).
(4)	Vest at 100% upon continuous service through the first November 1 following the grant date, with an exercise period of three years (or, if earlier, until the stock option expiration date).
(5)	Vest at 100% upon continuous service through the first November 1 following the grant date.
(6)	Vest at target level.
(7)	Vesting at the end of the awards’ performance period based upon the Company’s actual performance during the full performance period and pro-rated for the portion of the performance period during which the executive officer served prior to retirement; and vesting is dependent upon continuous employment until November 1 in the year of grant.

As of February 29, 2016, Mr. Richard Sands and Mr. Hackett would have been eligible for the retirement treatment set forth above. The Committee did not accelerate the vesting of any of Mr. Ryder’s equity awards in connection with his departure from the Company.

In the event of a termination event that resulted in accelerated vesting of outstanding equity awards (as set forth above), the values of (i) unvested in-the-money stock options, (ii) unvested RSUs, and (iii) the target amount of unvested PSUs, in each case, held by each of the named executive officers (other than Mr. Ryder who departed in July 2015) as of February 29, 2016 (based on the NYSE closing price of $141.43 for a share of Class A Stock on February 29, 2016) were as follows:

Name	Unvested In-the-Money Stock Options ($)	Unvested RSUs ($)	Unvested PSUs at Target ($)
Robert Sands	16,477,833	7,899,997	10,071,230
Richard Sands	25,439,861	—	—
David Klein	1,498,345	1,701,120	1,137,097
William F. Hackett	3,029,030	6,608,600	1,897,991
John A. Wright	5,627,536	1,913,972	2,074,778

Annual Management Incentive Plan Payments. Our AMIP is described in the Compensation Discussion and Analysis under the heading “Short-Term Cash Incentive Bonuses” and subheading “Annual Management Incentive Plan – Fiscal 2016.” The fiscal 2016 award program adopted under the plan provided that in the event a named executive officer’s employment terminated for any reason prior to the end of the fiscal year the executive would forfeit all rights to an award under the plan for that year. However, since February 29, 2016 was the end of our fiscal year, a named executive officer whose employment terminated for any reason as of that date would receive an annual payment for fiscal 2016 as determined in accordance with the plan. Actual payouts under the plan to the named executive officers for fiscal 2016 are set forth above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Supplemental Executive Retirement Plans. Our supplemental executive retirement plans are described under the heading “Nonqualified Deferred Compensation.” In the event of any termination of employment as of February 29, 2016, each named executive officer (or, in the case of death, the named executive officer’s beneficiary) would be entitled to receive the value of his respective vested plan account balance set forth in the table under the heading “Nonqualified Deferred Compensation.” In addition, in the event of any termination of employment as of February 29, 2016, each named executive officer would also have received a contribution to his 2005 Supplemental Executive Retirement Plan account with respect to calendar year 2015. These contribution amounts for each named executive officer are set forth in the table under the heading “Nonqualified Deferred Compensation” and in footnote 4 to the Summary Compensation Table.

The plans require distributions of vested benefits to the named executive officers be made by lump sum. Payments under the Supplemental Executive Retirement Plan would be made after the termination event, while payments under the 2005 Supplemental Executive Retirement Plan would be made in compliance with Section 409A of the Internal Revenue Code, usually six months after termination. In the event of a change-in-control (as defined by the plans), the plans would automatically terminate, all participant accounts would vest, and we would make lump sum payments of account balances to participants.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934 added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related SEC rules, we are seeking your support in an advisory vote from our stockholders on the compensation of our named executive officers as disclosed in this Proxy Statement. This is often referred to as a “say-on-pay” vote.

As described above in the Compensation Discussion and Analysis, we have designed the elements of our executive compensation program to operate together in a manner that seeks to reward our named executive officers for their respective abilities and day-to-day service, assistance with the achievement of annual goals and financial targets, and contributions toward enhancing long-term stockholder value. We believe the overall design of our executive compensation program has provided the intended results, and we continue to periodically review the program elements in an effort to maintain or improve the alignment of the executive compensation program with our strategic priorities and with our performance. We believe our compensation is market competitive and has resulted in the attraction, motivation and retention of executives who can contribute to our future success. In addition, we believe the program creates a strong linkage between pay and performance through our incentive bonuses and equity awards such that executives will receive higher compensation in more successful periods for the Company and lower compensation during less successful periods.

We conducted a say-on-pay vote at the 2015 Annual Meeting of Stockholders. At that meeting, stockholders approved our executive compensation as disclosed in the 2015 Proxy Statement with approximately 99% of the vote being cast in favor of approval.

This proposal gives you, as a stockholder, the opportunity to express your views on our named executive officers’ compensation. This vote is not intended to address specific items of compensation, but rather the overall compensation of our named executive officers and our executive compensation policies and procedures as described in this Proxy Statement. This vote is advisory, which means that the vote is not binding on the Company, the Board, or the Human Resources Committee. Even though it is non-binding, we will describe in our next Proxy Statement how we considered the results of this vote and how that consideration affected our executive compensation decisions and policies.

For the reasons stated above, we believe the compensation of our named executive officers is deserving of stockholder support. Accordingly, we ask you to vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Vote Required

The adoption of the foregoing resolution requires the affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting.

With respect to this proposal, holders of Class A Stock and holders of Class B Stock will vote together as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share.

The Board of Directors recommends that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement and, accordingly, recommends that you vote “FOR” Proposal 3. Unless you properly direct otherwise, the shares represented by your proxy, if properly submitted and not revoked, will be voted FOR such proposal.

HOUSEHOLDING OF PROXY MATERIALS

We and some brokers “household” the Summary Annual Report to Stockholders and proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Summary Annual Report to Stockholders, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or us, if you hold registered shares, at which time we will promptly deliver separate copies of the materials to each of the affected stockholders or discontinue the practice, according to your wishes. You can notify us by sending a written request to Constellation Brands, Inc., 207 High Point Drive, Building 100, Victor, New York 14564 or by telephone at (585) 678-7100.

AVAILABLE INFORMATION; WEBSITE MATERIALS

This Proxy Statement, our 2016 Form 10-K and our 2016 Summary Annual Report to stockholders are available on our website at www.cbrands.com/investors.

Our Code of Business Conduct and Ethics, Global Code of Responsible Practices for Beverage Alcohol Advertising and Marketing, Chief Executive Officer and Senior Financial Executive Code of Ethics, policy regarding Communications from Stockholders or Other Interested Parties, Board of Directors’ Corporate Governance Guidelines, and the charters of the Audit Committee, the Corporate Governance Committee and the Human Resources Committee are available on our website at www.cbrands.com/investors/corporate-governance and are also available in print to any stockholder who requests them. Such requests should be directed to the attention of the Company’s Investor Relations Department, Constellation Brands, Inc., 207 High Point Drive, Building 100, Victor, New York 14564. Additionally, any amendments to, and waivers granted to our directors and executive officers under, our codes of ethics referred to above will be posted in this area of our website.

Throughout this Proxy Statement, we refer to materials that are available on our website. Such materials are not made a part of this Proxy Statement and are not incorporated by reference.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter at the Meeting other than those specifically referred to in this Proxy Statement. If any other matters properly come before the Meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

May 26, 2016

VOTE BY INTERNET - www.proxyvote.com
CONSTELLATION BRANDS, INC. ATTN: LEGAL 207 HIGH POINT DRIVE BLDG. 100 VICTOR, NY 14564

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time Tuesday, July 19, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time Tuesday, July 19, 2016. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E09524-P79679	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CONSTELLATION BRANDS, INC. The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	Class A Stockholders		☐	☐	☐
1.	Election of Directors
	Nominees:

	01) Jerry Fowden	06)	Daniel J. McCarthy
	02) Barry A. Fromberg	07)	Richard Sands
	03) Robert L. Hanson	08)	Robert Sands
	04) Ernesto M. Hernandez	09)	Judy A. Schmeling
	05) James A. Locke III	10)	Keith E. Wandell

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2017						☐	☐	☐

3.	To approve, by an advisory vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement						☐	☐	☐

NOTE: In their discretion, the proxies are authorized to act on such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please note there are two proxy cards, one for Class A Stockholders and one for Class B Stockholders. Stockholders who receive a Class A proxy card and a Class B proxy card must vote the shares represented by each card separately.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Summary Annual Report and Form 10-K are available at www.proxyvote.com.

If you have any questions regarding how to attend the Annual Meeting of Stockholders and vote in person, please contact Investor Relations at 888-922-2150.

— — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — —

E09525-P79679

CONSTELLATION BRANDS, INC.

Annual Meeting of Stockholders

July 20, 2016 11:00 AM

This proxy is solicited by the Board of Directors

You hereby appoint David S. Sorce and Thomas J. Mullin, or either of them, proxies for you with full power of substitution to vote all shares of Class A Common Stock, par value $.01 per share, of CONSTELLATION BRANDS, INC. (the “Company”) that you would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held in the Town of Pittsford in the Callahan Theater at the Nazareth College Arts Center, 4245 East Avenue, Rochester, New York 14618, on Wednesday, July 20, 2016, at 11:00 a.m. (EDT) and any adjournment thereof (the “Meeting”). Class A Stockholders, voting as a separate class, are entitled to elect three (3) directors at the Meeting. Class A Stockholders and Class B Stockholders, voting as a single class, are entitled to elect seven (7) directors at the Meeting. Please refer to the Proxy Statement for details. The number of shares of Class A Common Stock entitled to vote appears on the back of this card.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED BY YOU. THIS PROXY REVOKES ANY PRIOR PROXY GIVEN BY YOU. UNLESS DIRECTED OTHERWISE, THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF ALL THE NOMINEES LISTED ON THE REVERSE SIDE (PROPOSAL 1), FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF SAID PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. TO APPROVE THE BOARD OF DIRECTORS’ RECOMMENDATIONS, SIMPLY SIGN AND DATE ON THE BACK IF YOU ARE SUBMITTING YOUR PROXY BY MAIL. YOU NEED NOT MARK ANY BOXES.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com
CONSTELLATION BRANDS, INC. ATTN: LEGAL 207 HIGH POINT DRIVE BLDG. 100 VICTOR, NY 14564

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time Tuesday, July 19, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time Tuesday, July 19, 2016. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E09526-P79679	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CONSTELLATION BRANDS, INC. The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	Class B Stockholders		☐	☐	☐
1.	Election of Directors
Nominees:

	01) Robert L. Hanson	05)	Richard Sands
	02) Ernesto M. Hernandez	06)	Robert Sands
	03) James A. Locke III	07)	Judy A. Schmeling
04) Daniel J. McCarthy

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2017						☐	☐	☐

3.	To approve, by an advisory vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement						☐	☐	☐

NOTE: In their discretion, the proxies are authorized to act on such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please note there are two proxy cards, one for Class A Stockholders and one for Class B Stockholders. Stockholders who receive a Class A proxy card and a Class B proxy card must vote the shares represented by each card separately.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Summary Annual Report and Form 10-K are available at www.proxyvote.com.

If you have any questions regarding how to attend the Annual Meeting of Stockholders and vote in person, please contact Investor Relations at 888-922-2150.

— — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — —

E09527-P79679

CONSTELLATION BRANDS, INC.

Annual Meeting of Stockholders

July 20, 2016 11:00 AM

This proxy is solicited by the Board of Directors

You hereby appoint David S. Sorce and Thomas J. Mullin, or either of them, proxies for you with full power of substitution to vote all shares of Class B Common Stock, par value $.01 per share, of CONSTELLATION BRANDS, INC. (the “Company”) that you would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held in the Town of Pittsford in the Callahan Theater at the Nazareth College Arts Center, 4245 East Avenue, Rochester, New York 14618, on Wednesday, July 20, 2016, at 11:00 a.m. (EDT) and any adjournment thereof (the “Meeting”). Class A Stockholders, voting as a separate class, are entitled to elect three (3) directors at the Meeting. Class A Stockholders and Class B Stockholders, voting as a single class, are entitled to elect seven (7) directors at the Meeting. Please refer to the Proxy Statement for details. The number of shares of Class B Common Stock entitled to vote appears on the back of this card.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED BY YOU. THIS PROXY REVOKES ANY PRIOR PROXY GIVEN BY YOU. UNLESS DIRECTED OTHERWISE, THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF ALL THE NOMINEES LISTED ON THE REVERSE SIDE (PROPOSAL 1), FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF SAID PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. TO APPROVE THE BOARD OF DIRECTORS’ RECOMMENDATIONS, SIMPLY SIGN AND DATE ON THE BACK IF YOU ARE SUBMITTING YOUR PROXY BY MAIL. YOU NEED NOT MARK ANY BOXES.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side